NOTARIZED VERSION

Exhibit 2.1

N o t a r i a l D e e d

Roll of Deeds No. 1934 for 2016 K

Share Purchase Agreement

Negotiated at Düsseldorf on 22 November 2016

Before me, the undersigned notary

Dr. Marcus Kämpfer

with official residence at Düsseldorf appeared:

1.	Mr. Wolfgang Sturm, born on 5 June, 1959, with business address in c/o Linklaters LLP, Königsallee 49-51, 40212 Düsseldorf, Germany, not acting in his own name but for and on behalf of

a)
SPX Cooling Technologies Leipzig GmbH, a limited liability company incorporated under the laws of Germany, registered in the commercial register at the local court of Leipzig under HRB 23827, with its registered seat at Merseburger Str. 189, 04179 Leipzig, under a power of attorney dated 25 October 2016,

b)
Marley Cooling Tower (Holdings) Ltd. UK, a limited liability company incorporated under the laws of England and Wales, registered in the Companies House under no. 03076519, with its registered seat at 3 Knightsbridge Park, Wainwright Road, WR49FA Worcester, United Kingdom,

under a power of attorney dated 25 October 2016,

c)
SPX Mauritius Ltd., a limited liability company incorporated under the laws of Mauritius, registered in the Corporate and Business Registration Department under no. C17488, with its registered office at Port Louis Management Services Ltd, 3rd Floor, Harbour Front Building, President John Kennedy Street, Port Louis, Mauritius,

under a power of attorney dated 25 October 2016,

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d)
SPX Corporation, a company with its registered seat at 13320-A Ballantyne Corporate Place, Charlotte NC 28277, United States of America, incorporated with the Secretary of State in the State of Delaware, United States of America, under No. 0672214, under a power of attorney dated 20 November 2016;

2.	Mr. Christoph Großekämper, born on 16 June 1981,
with business address in c/o mutares AG, Arnulfstraße 19, 80335 Munich, Germany,

not acting in his own name but as representative for and on behalf of mutares Holding-24 AG, a stock corporation incorporated under the laws of Germany, registered in the commercial register at the local court of Munich under HRB 220197, with its registered seat at Sonnenbichlweg 1, 83707 Bad Wiessee, under a power of attorney dated 15 November 2016;

3.	Mr. Jan Thöle, born on 22 March 1974,
with business address in c/o mutares AG, Arnulfstraße 19, 80335 Munich, Germany,

not acting in his own name but as representative for and on behalf of mutares AG, a stock corporation incorporated under the laws of Germany, registered in the commercial register at the local court of Munich under HRB 172278, with its registered seat at Arnulfstr. 19, 80335 Munich under a power of attorney dated 15 November 2016.

The appeared persons identified themselves vis-à-vis the notary by presentation of their valid passports or identity-cards or are personally known to the notary.
The aforementioned powers of attorney have been presented as originals and copies of which are attached - hereby certified -.

The appeared persons stated that they are capable of the English language and requested to have their statements notarized in English.

The appeared persons, acting as indicated, requested recording of the following:

The appeared persons refer to the Reference Deed (Deed-No. 1933/2016 K of notary Dr. Marcus Kämpfer, Düsseldorf, “Reference Deed”) pursuant to section 13a of the German Notarization Act (Beurkundungsgesetz). The original of the Reference Deed was available at the notarization. The appeared persons confirmed to know this deed and waived the right to have it read aloud and attached hereto.

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In case reference is made to Schedules in any part of this notarial deed, such reference shall relate to the Schedules of the Reference Deed unless specified otherwise or attached to this notarial deed at hand.
Schedule 1.1 is attached to the deed at hand.
Then, the appeared persons declared the following:

Dated 22 November 2016
SPX COOLING TECHNOLOGIES LEIPZIG GMBH, MARLEY COOLING TOWER (HOLDINGS) LTD., SPX MAURITIUS LIMITED, SPX CORPORATION, mutares Holding-24 AG, and mutares AG
SHARE PURCHASE AGREEMENT relating to the companies comprising the Balcke-Dürr Group

Linklaters LLP Königsallee 49-51 40212 Düsseldorf Postfach 10 35 41 40026 Düsseldorf
Telephone (+49) 211 22977-0
Facsimile (+49) 211 22977-435

Ref L-249788

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8	Closing	18
8.1	Closing Place and Date	18
8.2	Closing Actions	18
8.3	Waiver of Closing Actions	21

9	Closing Accounts	21
9.1	Form and Content	21
9.2	Accounting Policies	21
9.3	Preparation	22
9.4	Cooperation	23
9.5	Finalisation	23

10	Warranty and Indemnity Insurance	24
10.1	Sellers’ Warranties and indemnities as basis for a Transaction Insurance	24
10.2	Transaction Insurance Policy	24
10.3	Conclusion	24
10.4	Sellers Conduct	25

11	Sellers’ Warranties	25
11.1	Sellers’ Capacity	25
11.2	Legal Situation of the Shares	25
11.3	Corporate Status of the Group Companies	25
11.4	Annual Accounts	26
11.5	Fixed Assets	26
11.6	Owned Real Property	26
11.7	Leased Real Property	27
11.8	Intellectual Property	27
11.9	Material Agreements	28
11.10	Permits and Compliance	29
11.11	Employment	29
11.12	Litigation	29
11.13	Environmental	29
11.14	Purchaser’s Acknowledgement	30
11.15	Sellers’ Acknowledgment	30

12	Legal Consequences	30
12.1	Exhaustive Provisions	30
12.2	Sellers’ Knowledge	31
12.3	Sellers’ Liability	31
12.4	Limitations on Sellers’ Liability	32
12.5	De minimis, Basket, No liability of Sellers	34
12.6	Time Limitation	35
12.7	Conduct of Claims	35

13	Sellers’ Additional Warranty	38

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NOTARIZED VERSION

13.1	Scope	38
13.2	Ordinary Course of Business and Leakage	38

14	Tax Matters	39
14.1	Sellers’ Tax Warranties	39
14.2	Tax Indemnity	39
14.3	Allocation of Taxes	41
14.4	Indemnity by the Purchaser	41
14.5	Cooperation, Information and Instruction Rights and Obligations	42
14.6	Application of further Provisions	43

15	Special Indemnities	43
15.1	Indemnification for Cartel Damage Claims in relation to the Services for Heating Surfaces of regenerating Heat Exchangers Cartel	43
15.2	Indemnification in relation to the Hengill/Hverahlid project	43
15.3	Conduct in relation to Indemnification Claims	44

16	Period after Closing	45
16.1	MOC Approval and registration of the transfer of the BD Wuxi Shares	45
16.2	Information and Documents	45
16.3	Indemnity for Claims after Closing	45
16.4	Use of Names etc.	46
16.5	Discharge of Members of Corporate Bodies	46
16.6	Funding covenant	46
16.7	Prohibition of Asset stripping	47
16.8	Dividend Policy; Earn Out Payments	47
16.9	Clawback Exposure	49
16.10	Purchaser's Liability	49

17	Public Announcements and Confidentiality	49
17.1	Public Announcements	49
17.2	Confidentiality	49

18	Guarantor’s Undertaking	50
18.1	Undertakings by Guarantor	50
18.2	Limitation of Liability before Closing	51
18.3	Limitation of Liability after Closing	51

19	No Liability of Sellers’ Representatives	51

20	Miscellaneous Provisions	52
20.1	Account Details	52
20.2	Exchange Rates	52
20.3	Costs	52
20.4	Individual and Several Liability, Joint Creditorship	53
20.5	Notices to the Parties	53

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20.6	Disputes	55
20.7	Form of Amendments	55
20.8	Assignments	55
20.9	Invalid Provisions	56
20.10	Entire Agreement	56
20.11	Governing Law	56

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NOTARIZED VERSION

Share Purchase Agreement
between:

(1)
SPX Cooling Technologies Leipzig GmbH, a limited liability company incorporated under the laws of Germany, registered in the commercial register at the local court of Leipzig under HRB 23827 (“Seller 1”);

(2)	Marley Cooling Tower (Holdings) Ltd. UK, a limited liability company incorporated under the laws of England and Wales, registered in the Companies House under no. 03076519 (“Seller 2”);

(3)	SPX Mauritius Ltd., a limited liability company incorporated under the laws of Mauritius, registered in the Corporate and Business Registration Department under no. C17488 (“Seller 3”);

(4)
SPX Corporation, a company with its registered seat at 13320-A Ballantyne Corporate Place, Charlotte NC 28277, United States of America, incorporated with the Secretary of State in the State of Delaware, United States of America, under No. 0672214 (“Sellers’ Parent”);

(5)	mutares Holding-24 AG, a stock corporation incorporated under the laws of Germany, registered in the commercial register at the local court of Munich under HRB 220197 (the “Purchaser”); and

(6)	mutares AG, a stock corporation incorporated under the laws of Germany, registered in the commercial register at the local court of Munich under HRB 172278 (the “Guarantor”).
Seller 1, Seller 2, Seller 3 and Sellers’ Parent are also referred to collectively as the “Sellers” and each of them as a “Seller” and the Sellers, the Purchaser and the Guarantor are also referred to collectively as the “Parties” and each of them as a “Party”.
Whereas:

(A)	The Sellers directly and indirectly own the shares listed in column B of Schedule (A) hereto in:
(i) Balcke-Dürr GmbH, a limited liability company incorporated under German law, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Düsseldorf under HRB 52059 (“Balcke-Dürr”);
(ii) Balcke-Duerr Italiana s.r.l, a limited liability company incorporated under Italian laws, registered in the Companies Register of Rome (Camera di Commercio Industria Artigianato e Agricoltura di Roma) under No. 03385660968 (“BD Italy”);
(iii) BDT Private Limited, a company incorporated under the laws of India with its registered office at 3th Floor, Apex Plaza, 3, Nungambakkam High Road, Chennai 600034, Tamil Nadu (“BD India”);
(iv) Thermax SPX Energy Technologies Limited, incorporated under the laws of India with its registered office at Thermax House, 14 Mumbai-Pune Road, Wakdewadi, Pune 411003, Maharashtra (“Thermax SPX JV”);

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NOTARIZED VERSION

(v) Wuxi Balcke-Dürr Technologies Co., Ltd, a company incorporated under the laws of the People’s Republic of China (“China”), registered in the local company registry of Xinwu District, Wuxi city, under the registration number of 9132021377540705XX (“BD Wuxi”); and
(vi) Balcke-Dürr Polska Sp. z o.o., a limited liability company incorporated under Polish laws, registered in the commercial register of Krajowy Rejestr Sadowy under No. 0000198736 (“BD Polska” and together with Balcke-Dürr, BD Italy, BD India, and BD Wuxi, the “Group Companies” and each one of them, a “Group Company”); The Group Companies together with Thermax SPX JV the “Subsidiaries” and each one of them a “Subsidiary”.

(B)
The Sellers are, directly and indirectly, subsidiaries of Sellers’ Parent. The Sellers are, directly and indirectly, the sole shareholders of the Group Companies. The shares held by Seller 1 in Balcke-Dürr as set out against its name in column B of Schedule (A) are referred to as the “Balcke-Dürr Shares”. The shares held by Seller 2 in BD Italy as set out against its name in column B of Schedule (A) are referred to as the “BD Italy Shares”. The shares held by Seller 3 in BD India as set out against its name in column B of Schedule (A) are referred to as the “BD India Shares”, the shares held by Seller 3 in Thermax SPX JV as set out against its name in column B of Schedule (A) are referred to as the “Thermax SPX JV Shares” and the shares held by Seller 3 in BD Wuxi as set out against its name in column B of Schedule (A) are referred to as the “BD Wuxi Shares”. The Balcke-Dürr Shares, the BD Italy Shares, the BD India Shares, the Thermax SPX JV Shares and the BD Wuxi Shares are collectively referred to as the “Shares”.

(C)
The Group Companies are active in the manufacture and services provision of efficiency-enhancing and emission-reducing equipment, components and sub-systems for power generation, oil & gas applications and other industrial processes. These activities as carried out by the Group Companies on the date of this Agreement are herein referred to as the “Business”.

(D)	The Guarantor is the sole shareholder of the Purchaser.

(E)
The Sellers wish to sell the Shares and to assume the obligations imposed on the Sellers under this Agreement each as further set out in this Agreement. The Purchaser wishes to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement. Sellers’ Parent and the Guarantor wish to ensure full and punctual fulfilment of certain obligations of the Purchaser or the Sellers, as the case may be, under and in connection with this Agreement as specifically set forth herein.

Therefore, it is agreed as follows:

1	Interpretation
In this Agreement including the Recitals, unless the context otherwise requires, the provisions of this Clause 1 apply:

1.1	Definitions
Defined terms shall have the meaning ascribed or referenced to them in Schedule 1.1.

1.2	Schedules etc.

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NOTARIZED VERSION

References to this Agreement shall include reference to any Schedules to it as well as to any agreements entered into or to be entered into, pursuant to this Agreement. References to Clauses and Schedules are to Clauses and Schedules to this Agreement and references to Paragraphs and Parts are to Paragraphs and Parts of the Schedules.

1.3	Headings, German Terms, Legal Terms and Concepts

1.3.1	The headings in this Agreement shall not affect its interpretation.

1.3.2
Where a German term has been added in parenthesis after an English term, only such German term shall be decisive for the interpretation of the relevant English term whenever such English term is used in this Agreement.

1.3.3
References to any German legal term or concept shall in relation to any jurisdiction other than Germany be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2	Sale and Assignment of the Shares

2.1	Sale
Subject to the terms of this Agreement, each Seller, as an individual obligor, hereby sells to the Purchaser the Shares held by it pursuant to Schedule (A) and the Purchaser hereby accepts such sales. The Shares are sold together with all rights and obligations attaching to it as at the Closing.
2.2    Assignment and Transfer
At Closing, subject to the condition precedent (aufschiebende Bedingung) of the Share Purchase Price being fully paid,

2.2.1
Seller 3 (as transferor) and the Purchaser (as transferee) shall execute a duly stamped Indian stock transfer form substantially in the form as attached in Schedule 2.2.1 under which Seller 3 shall transfer the BD India Shares to the Purchaser;

2.2.2
Seller 3 (as transferor) and the Purchaser (as transferee) shall execute a duly stamped Indian stock transfer form substantially in the form as attached in Schedule 2.2.2 under which Seller 3 shall transfer the Thermax SPX JV Shares to the Purchaser;

2.2.3
Seller 1 and the Purchaser shall enter into a German notarial share transfer agreement substantially in the form as attached in Schedule 2.2.3 under which Seller 1 shall assign (abtreten) to the Purchaser the Balcke-Dürr Shares;

2.2.4
Seller 2 and the Purchaser shall enter into an Italian notarial share transfer agreement substantially in the form as attached in Schedule 2.2.4 under which Seller 2 shall assign to the Purchaser the BD Italy Shares;

2.2.5
Seller 3 and the Purchaser shall sign the Chinese share transfer agreement (“Chinese SPA”) substantially in the form as attached in Schedule 2.2.5 under which Seller 3 shall assign to the Purchaser the BD Wuxi Shares;

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NOTARIZED VERSION

in each case of this Clause 2.2 in accordance with the terms of this Agreement. The Shares shall be assigned and transferred together with all rights and obligations attaching to it as at the Closing with the right to receive profits or dividends.

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NOTARIZED VERSION

3	Purchase Price, Target Cash and Target Working Capital, Adjustments

3.1	Share Purchase Price and Due Date

3.1.1
The consideration for the sale of the Shares under this Agreement (the “Share Purchase Price”) shall be a fixed aggregate amount of EUR 5.00 (in words: five euros) which shall be allocated to the Shares as follows:

(i)	the Balcke-Dürr Shares: EUR 1.00 (in words: one euro);

(ii)	the BD Italy Shares: EUR 1.00 (in words: one euro);

(iii)	the BD India Shares: EUR 1.00 (in words: one euro);

(iv)	the Thermax SPX JV Shares; EUR 1.00 (in words: one euro);

(v)	the BD Wuxi Shares: EUR 1.00 (in words: one euro).

3.1.2	The Share Purchase Price shall be due for payment (fällig) at Closing.

3.2	Target Cash Amount

3.2.1	The Parties agree that the Group Companies shall,

◦	as of the Closing Account Date;

◦	on a consolidated basis;

◦	after settlement of the Intra-Group Payables and Receivables pursuant to Clause 6.5;

◦	after excluding any Cash resulting from payments in accordance with Clauses 3.3.1 and/or 3.3.2 and

◦	after excluding any Net Cash in BD Wuxi and BD India, both together, in excess of an aggregate amount of EUR 500,000 (in words: five hundred thousand euros);
have available an aggregate amount of Net Cash (for the avoidance of doubt, after deduction of any amounts owed under the Settlement Loans) of at least the Target Cash Amount.
Such Net Cash shall be available as follows:

(i)
Balke-Dürr, BD Polska and BD Italy: aggregate amount of at least EUR 19,500,000 (in words: nineteen million five hundred thousand euros) plus the China Settlement Loan Balance (“European Target Cash Amount”) as follows:

(a)	Balcke-Dürr: at least EUR 13,000,000 (in words: thirteen million euros);

(b)	BD Polska: at least EUR 5,100,000 (in words: five million one hundred thousand euros);

(c)	BD Italy: at least EUR 0 (in words: zero euros).

(ii)	BD Wuxi: at least EUR 0 (in words: zero euros);

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NOTARIZED VERSION

(iii)	BD India: at least EUR 0 (in words: zero euros).

3.2.2
If the Net Cash estimated per Closing Account Date pursuant to Clause 6.4 is, for the respective Group Companies, less than the minimum Net Cash levels set-forth in Clauses 3.2.1, 3.2.1(i), 3.2.1(i)(a), 3.2.1(i)(b), 3.2.1(i)(c), 3.2.1(ii) and 3.2.1(iii) the Sellers shall pay any shortfall of the amount available in the respective Group Companies against the minimum Net Cash level set forth in Clauses 3.2.1(i)(a), 3.2.1(i)(b), 3.2.1(i)(c), 3.2.1(ii) and 3.2.1(iii) into the free capital reserves of the respective Group Company. If, after such payments the minimum Net Cash pursuant to Clause 3.2.1(i) is not met, Seller 1 shall pay the shortfall amount to Balcke-Dürr. If after such payment the Target Cash Amount is not met, Seller 1 shall pay the shortfall amount to Balcke-Dürr. Any payments to Balcke-Dürr under this Clause 3.2.2 shall be made (i) prior to the transfer of the Balcke-Dürr Shares and (ii) into the free capital reserves (freie Kapitalrücklage) pursuant to sec. 272 para. 2 no. 4 HGB of Balcke-Dürr; any payments to BD Polska under this Clause 3.2.2 shall be paid to Balcke-Dürr and contributed by Balcke-Dürr into the equity of BD Polska.

3.2.3
If the Closing Accounts determine that, for any of the Group Companies, separately and/or in the aggregate as set out in Clauses 3.2.1, 3.2.1(i), 3.2.1(i)(a), 3.2.1(i)(b), 3.2.1(i)(c), 3.2.1(ii) and 3.2.1(iii), the Net Cash per Closing Account Date was less than the Net Cash estimated for the respective Group Company or Group Companies per Closing Account Date pursuant to Clause 6.4, the aggregate amount of any such shortfalls shall be paid by the Sellers to the Purchaser within five (5) Business Days subject to Clause 3.2.4.

3.2.4
If the Closing Accounts determine that for Balcke-Dürr, BD Polska and BD Italy in the aggregate the Net Cash per Closing Account Date was more than the minimum cash level set forth in Clause 3.2.1(i) the excess amount, however not exceeding the amount by which the aggregate amount of the Net Cash of the Group Companies exceeds the Target Cash Amount and only up to an amount of EUR 2,500,000 (in words: two million five hundred thousand euros), shall (i) be netted against the aggregate shortfall amount pursuant to Clause 3.2.3 and (ii) any remaining excess amount shall be paid by the Purchaser to the Sellers and reduce the amount of the Sellers' Loan accordingly.

3.2.5
If the Closing Accounts determine that there is any Financial Debt of any Group Company other than the Italian Settlement Loan with a balance of up to EUR 400,000 (in words: four hundred thousand euros) and the Chinese Settlement Loan with a balance of up to EUR 500,000 (in words: five hundred thousand euros), the Sellers shall settle the respective outstanding amounts on behalf of the respective Group Company with the respective creditors.

3.3	Target Working Capital and Earn Out

3.3.1
If the Working Capital estimated pursuant to Clause 6.4 is less than the Target Working Capital, Seller 1 shall pay such difference amount prior to the transfer of the Balcke-Dürr Shares into the free capital reserves (freie Kapitalrücklage) pursuant to sec. 272 para. 2 no. 4 HGB of Balcke-Dürr.

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NOTARIZED VERSION

3.3.2	In case the Closing Accounts determine that the Working Capital was less than the Working Capital estimated pursuant to Clause 6.4 the Seller 1 shall pay the difference amount to the Purchaser.

3.3.3
In case the Closing Accounts determine that the Working Capital exceeds the Target Working Capital the Sellers shall be entitled to an earn-out payment equal to such excess amount (the “Earn Out Amount”) provided, however, that the Earn Out Amount shall not exceed EUR 5,000,000 (in words: five million euros). The Earn Out Amount shall be an increase of the Share Purchase Price allocated to the Balcke-Dürr Shares and be paid in accordance with Clause 16.8.5.

3.4	Sellers’ Loan

3.4.1
Sellers’ Parent shall provide a loan to the Purchaser in the amount of EUR 8,800,000 (in words: eight million eight hundred thousand euros) plus the Chinese Settlement Loan Balance and the Italian Settlement Loan Balance (the “Sellers’ Loan”) it being understood that Sellers’ Parent may, after Closing, transfer its rights under the Sellers’ Loan to any Affiliate in its free discretion in accordance with the Loan Note.

3.4.2
The amount of EUR 8,800,000 (in words: eight million eight hundred thousand euros) shall be paid out at the scheduled Closing Date and the remaining amount of the Sellers’ Loan shall be set-off against the purchase price for the China Settlement Loan Balance and the Italy Settlement Loan Balance, if any.

3.4.3
Purchaser shall be entitled to reimburse Guarantor or its Affiliates out of the payment pursuant to Clause 3.4.1 for costs incurred in relation to this Agreement, the transactions contemplated thereunder and their completion up to an aggregate amount of EUR 850,000 (in words: eight hundred fifty thousand euros) as well as carve-out and integration costs spent and SAP licences acquired on behalf of the Group Companies up to an aggregate amount of EUR 1,200,000 (in words: one million two hundred thousand euros).

3.4.4
The Sellers’ Loan shall, as per Closing, be evidenced by a promissory note in the form attached hereto as Schedule 3.4.4 (the “Loan Note”). The Loan Note shall bear no interest during its initial term and the Sellers’ Parents’ claim under the Loan Note shall only be subordinated with regard to obligations towards banks or insurance companies entered into after the Closing Date for the implementation of securities for projects, encompassing (i) bank-issued guarantees backed or to be backed by the Purchaser and/or the Group Companies, (ii) parent company guarantees from Purchaser and/or any of the Group Companies or (iii) surety bonds and/or financing granted in connection with the preceding guarantees (“New Bonds”).

3.4.5	Subject to Clause 3.4.6, the Sellers’ Loan shall be repaid as follows unless repaid earlier in accordance with its terms and conditions:

(i)	Per 31 December 2018: EUR 2,900,000 (in words: two million nine hundred thousand euros); and

(ii)	Per 31 December 2019: EUR 5,900,000 (in words: five million nine hundred thousand euros);
in each case less any additional repayments made prior to such dates.

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NOTARIZED VERSION

3.4.6
The repayments of the Sellers' Loan pursuant to Clause 3.4.5 shall be made only if and to the extent the Purchaser has Free Cash available at such dates pursuant to Clause 3.4.5 and such amount not available at the respective date shall be treated as being deferred for repayment for a period of twelve (12) months.

3.4.7	In case any repayments pursuant to Clause 3.4.5 are deferred, they shall bear interest of 5.5% per annum from the original due date pursuant to Clause 3.4.5 until the date of repayment.

3.5	Value Added Tax
To the extent that the transactions contemplated in this Agreement are subject to VAT, irrespective whether mandatory or due to an option for a waiver of a VAT exemption, the respective Party shall pay such VAT in addition to the respective payment to be made under this Agreement, as the case may be. VAT is due for payment as soon as the other respective Party has received an invoice which complies with applicable VAT law.

3.6	Impact of Payments on the Purchase Price
If any payment or other performance is made by the Sellers to the Purchaser or by the Purchaser to any of the Sellers in respect of any claim under this Agreement, the Share Purchase Price payable by the Purchaser under this Agreement shall be deemed reduced or increased, as the case may be, by the amount paid or, in case of a non-financial performance, by its financial value (it being understood that as a result the Share Purchase Price may be deemed to be negative).

3.7	No Netting
Unless otherwise set forth herein, no Party shall be entitled to

3.7.1
set-off any rights and claims it may have against any other Party or an Affiliate of the other Party against any rights or claims which the relevant Party or Affiliate may have under or in connection with this Agreement or otherwise, or

3.7.2	refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the underlying rights or claims have been acknowledged in writing by the relevant other Party or have been confirmed by final decision of a competent court (Gericht) or arbitration panel (Schiedsgericht).

4	Conditions to Closing

4.1	Merger Control Closing Condition
The obligations of the Sellers and the Purchaser to perform the actions at the Closing pursuant to Clause 8.2 shall be subject to the condition precedent (aufschiebende Bedingung) (the “Merger Control Closing Condition”) that the German Federal Cartel Office (Bundeskartellamt)

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NOTARIZED VERSION

4.1.1
after the submission of the complete merger control filing has notified the Sellers and the Purchaser, or any of them, in writing that the notified acquisition of the Shares does not fulfil the conditions for prohibition stated in sec. 36 para. 1 German Act against Restraints on Competition (GWB); or

4.1.2
has failed to notify any of the Sellers and/or the Purchaser within one (1) month after the submission of the complete merger control filing of the intended acquisition of the Shares in accordance with sec. 40 para. 1 German Act against Restraints on Competition (GWB) that it has initiated main examination proceedings; or

4.1.3
after the initiation of main examination proceedings has issued an order in accordance with sec. 40 para. 2, sentence 1 German Act against Restraints on Competition (GWB) that the acquisition of the Shares will be approved either unconditionally or subject to the fulfilment of certain conditions or obligations (Auflagen oder Bedingungen) accepted or, pursuant to Clause 4.2.1, to be accepted by the Purchaser; or

4.1.4
has failed to issue an order pursuant to sec. 40 para. 2 sentence 1 German Act against Restraints on Competition (GWB) within the time periods required pursuant to sec. 40 para. 2 German Act against Restraints on Competition (GWB).

4.2	Satisfaction of the Merger Control Closing Condition

4.2.1
The Purchaser shall duly notify the competent merger control authorities of the transactions contemplated in this Agreement on its own behalf and on behalf of the Sellers no later than three (3) Business Days after the date of this Agreement unless applicable law or regulations require an earlier notification. Such notification as well as all requests and enquiries from the merger control authorities which relate to the satisfaction of the Merger Control Closing Condition shall be dealt with by the Purchaser in consultation with the Sellers provided, however, that the contents of any such communication requires prior written approval by the Sellers which shall not be unreasonably withheld. The Sellers and the Purchaser shall promptly and closely co-operate in preparing the notification and in any discussions or negotiations with the merger control authorities and the Purchaser shall without undue delay (unverzüglich) submit all necessary information required by the merger control authorities; in respect of this obligation each Seller shall, in relation to information concerning the respective Seller or its Affiliates, be obliged as an individual obligor. If the merger control authorities are prepared to grant their approval only subject to compliance with specific conditions or obligations to be imposed upon the Purchaser, the Purchaser shall accept the imposition of such conditions and obligations unless the acceptance causes unreasonable commercial hardship (wirtschaftliche Unzumutbarkeit) for the Purchaser.

4.2.2
The Purchaser shall give evidence to the Sellers and the Sellers, each as an individual obligor, shall give evidence to the Purchaser of the satisfaction of the Merger Control Closing Condition or of the impossibility to satisfy such Merger Control Closing Condition, in each case without undue delay (unverzüglich) after becoming aware of the same.

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5	Sellers’ Securities

5.1	Continuance of Sellers’ Securities

5.1.1
Sellers’ Parent and certain of its Affiliates have granted securities for the projects (the “Projects”) as set-out in Schedule 5.1.1 which reflects the status as of 24 October 2016 encompassing (i) bank-issued guarantees backed by the Seller’s Parent and certain of its Affiliates, (ii) parent company guarantees from Sellers’ Parent and certain of its Affiliates or (iii) surety bonds (together the “Sellers’ Securities”).

5.1.2
The Sellers shall continue providing Sellers' Securities up to the Closing Account Date and shall update Schedule 5.1.1 as of the Closing Account Date and deliver such updated Schedule to the Purchaser at Closing, which shall then be deemed the correct and applicable version for the purpose of this Agreement; it being understood that in case of non-delivery of such updated Schedule in accordance herewith, Schedule 5.1.1 shall be deemed the correct and applicable version for the purpose of this Agreement.

5.1.3
Purchaser shall indemnify, or at its discretion, alternatively cause the relevant Group Company whose liability is secured, to indemnify and hold harmless the Sellers’ Parent and/or its Affiliates upon first demand and without undue delay in case a Sellers’ Security is drawn upon (a “Drawing”) and Sellers’ Parent and/or its Affiliates giving Notice to the Purchaser of such indemnification claim.

5.1.4
The existing indemnification obligations of the Group Companies as referred to in Clause 5.1.3 shall remain unaffected and therefore not be limited by amount or otherwise. The liability of Purchaser under Clauses 5.1.3 and 16.9 shall be limited to an aggregate amount of EUR 5,000,000 (in words: five million euros) (“Purchaser’s Indemnification Contribution”). Any payments of the (i) Purchaser, the (ii) Guarantor or a (iii) Group Company (in case of (iii) if and to the extent such payment being funded by a prior contribution of Purchaser or Guarantor to the Group Company) made pursuant to Clauses 5.1.3 and/or 16.9 shall accordingly reduce the remaining Purchaser’s Indemnification Contribution. Payments in the meaning of the preceding sentence shall also be payments made by third parties on behalf of the Purchaser or the Guarantor.

5.1.5
The Purchaser’s Indemnification Contribution shall be separate from the Escrow Amount and, accordingly, the security for Drawings under Sellers' Securities has an initial aggregate maximum amount of EUR 10,000,000 (in words: ten million euros) as of Closing.

5.1.6
As from the first anniversary of the Closing Date, the Purchaser's Indemnification Contribution shall, to the extent not already reduced by payments as set out in Clause 5.1.4, be reduced to an amount of EUR 3,000,000 (in words: three million euros). As from the second anniversary of the Closing Date, the Purchaser's Indemnification Contribution shall, to the extent not already reduced by payments as set out in Clause 5.1.4, be reduced to an amount of EUR 1,000,000 (in words: one million euros). As from the third anniversary of the Closing Date, the Purchaser's Indemnification Contribution shall, to the extent not already reduced by payments as set out in Clause 5.1.4, be reduced to an amount of EUR 0 (in words: zero euro). As

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the Purchaser's Indemnification Contribution decreases (other than for Drawings), the funding commitments pursuant to Clause 16.6 shall increase as provided in Clause 16.6.3.

5.1.7
All costs for the maintenance and continuance of the Sellers’ Securities shall, for the period from Closing Date until the full release or expiration of all of Sellers’ Securities (the “Full Release”), be borne by the relevant Group Company whose liability is secured. The Sellers’ Parent and/or its Affiliates shall be entitled to invoice the respective costs as soon as they are incurred.

5.1.8
After the date of this Agreement, Sellers’ Parent and BD Polska shall enter into an escrow agreement (as attached hereto as Schedule 5.1.8) (the “BD Polska Escrow Agreement”) with an escrow agent to be agreed between Sellers’ Parent and Purchaser. Following conclusion of the BD Polska Escrow Agreement, the Sellers shall procure and shall be entitled to cause BD Polska to direct an amount of EUR 5,000,000 (in words: five million euros) (the “Escrow Amount”) prior to the scheduled Closing Date out of the Cash available to BD Polska into a trust account held by a German bank. The escrow agent shall administer the Escrow Amount for the benefit of Sellers’ Parent and BD Polska (doppelnützige Treuhand) in accordance with the provisions of the Escrow Agreement in accordance with the following provisions:

(i)
The Escrow Amount shall solely be used at any time to reimburse Sellers’ Parent and/or its Affiliates for any claims Sellers’ Parent and/or its Affiliates may have against any of the Group Companies as a result of a Drawing or due to being held liable pursuant to Clause 16.9, upon their first demand.

(ii)
To the extent the remaining Escrow Amount exceeds EUR 4,000,000 (in words: four million euros) as of the second anniversary of the Closing Date such excess amount shall be released to BD Polska in accordance with the Escrow Agreement. To the extent the remaining Escrow Amount exceeds EUR 1,500,000 (in words: one million five hundred thousand euros) as of the third anniversary of the Closing Date such excess amount shall be released to BD Polska in accordance with the Escrow Agreement. To the extent the remaining Escrow Amount exceeds EUR 500,000 (in words: five hundred thousand euros) as of the fourth anniversary of the Closing Date such excess amount shall be released to BD Polska in accordance with the Escrow Agreement. To the extent there is a remaining Escrow Amount as of the fifth anniversary of the Closing Date such excess amount shall be released to BD Polska in accordance with the Escrow Agreement, irrespective whether or not Full Release has occured.

(iii)
Purchaser shall be entitled to request full release of the remaining Escrow Amount by giving written Notice to the escrow agent in case it provides a letter of credit upon first demand (Bankgarantie auf erstes Anfordern) with at least corresponding beneficial terms and conditions for Sellers’ Parent as set forth in the BD Polska Escrow Agreement and in the then remaining Escrow Amount for the benefit of Sellers’ Parent securing any reimbursement claims Sellers’ Parent and/or its Affiliates may have as referred to in Clause 5.1.3 above. Such letter of credit shall decrease as set forth in Clause 5.1.8(ii).

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5.1.9
With respect to any Drawings, the Sellers’ Parent and its Affiliates shall seek recourse under the BD Polska Escrow Agreement and from the Purchaser and/or the Guarantor under the Purchaser’s Indemnification Contribution in equal amounts it being understood that such preceding sentence shall not limit the amount of such recourse and that Sellers’ Parent and/or its Affiliates may also seek recourse for the remaining amount should either the Escrow Amount or the Purchaser’s Indemnification Contribution be exhausted.

5.2	Sellers’ Rights and Purchaser’s Duties

5.2.1
Following Closing and until the Full Release, Purchaser shall procure that Balcke Dürr (i) does not enter into any arrangements with customers or otherwise outside the ordinary course of business that would cause the Bonds to be drawn and (ii) releases Sellers of any of Sellers’ Securities when they become due. To the extent legally permissible, the Purchaser shall, as shareholder, direct the management of Balcke Dürr to perform its obligations under the contracts secured by such Sellers' Securities in the ordinary course of business so that such Sellers' Securities shall not be drawn upon.

5.2.2
The Purchaser shall give to the Sellers’ Parent and the Sellers such assistance and information as any of them may request to enable them to obtain a view on the status of any of the Projects and the risk that any of Sellers’ Securities is drawn upon. Such duty shall include, without limitation thereto, access to personnel, books, files and any and all other documentation and information which is available at any of the Group Companies at the Sellers’ or the Sellers’ Parents own cost.

5.2.3
If any of the Sellers’ Securities is drawn or threatened to be drawn, the Purchaser shall and shall procure that any of the Group Companies cooperates and provides support to the Sellers’ Parent or any of its Affiliates, as the case may be, to reject or defend any (potential) claim to, by or against the Sellers’ Parent or any of its Affiliates. In particular, the Purchaser shall, and shall procure that the relevant Group Company:

(i)
provides all such reasonable assistance and information, including the preparation of responses and statements towards third parties, access to premises and personnel, and the right to examine and copy or photograph any relevant assets, accounts, documents and records, as the Sellers’ Parent and/or its Affiliates may request; and

(ii)
allows the Sellers’ Parent and/or its Affiliates, their financial, accounting, tax or legal advisers to investigate the matter or circumstances alleged to entitle the third party to draw on any of the Sellers’ Securities and disclose any and all material and documents relating to the relevant claim without undue delay (unverzüglich).

5.2.4
If a Sellers’ Security which exceeds a face value of EUR 250,000 (in words: two hundred-fifty thousand euros) is terminated, cancelled or revoked otherwise due to the fact that the Sellers and Purchaser have entered into this Agreement and/or that the transactions contemplated by this Agreement have been executed, Sellers’ Parent shall replace such Sellers’ Security with a new security which shall be in force and effect until the respective expiration date as set out in Schedule 5.1.1. In any and all other cases, Sellers’ Parent, the Sellers and/or their Affiliates are under no obligation

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to replace or renew any of the Sellers’ Securities upon their expiration as set out in Schedule 5.1.1.

5.2.5
If any of the Sellers’ Securities is threatened to be drawn (a “Threatened Drawing”), the Sellers’ Parent and/or its Affiliates on the one hand and the Purchaser or the Group Companies shall give Notice to the respective other Party. Without undue delay and in each case within a period of ten (10) Business Days following receipt of the aforesaid Notice, the Purchaser shall declare towards the Sellers’ Parent or its relevant Affiliate in writing whether or not the Group Company is able to pay the claim(s) on which the Threatened Drawing is based and pay such claim within a period of thirty (30) Business Days following receipt of the aforesaid Notice.

5.3	Technology Escrow

5.3.1
After the date of this Agreement, Balcke-Dürr and Sellers’ Parent or any of its Affiliates shall enter into and maintain in effect until the Full Release an escrow agreement to be mutually agreed with Purchaser (the “Technology Escrow Agreement”) with an escrow agent to be mutually agreed with Purchaser (the “Technology Escrow Agent”). The Technology Escrow Agreement, and any replacement Technology Escrow Agreement, shall include, at a minimum, the terms and conditions set forth in Clause 5.3.1 (or a reference thereto).

(i)
Any of the Sellers’ Parent, Sellers and their Affiliates shall be entitled to use, in whatever fashion necessary, all intellectual property rights and similar rights in any jurisdiction, including without limitation patents, patent applications, utility models, expectancy rights (Anwartschaftsrechte) to and from inventions, design rights, know-how, technology, designs, specifications, formulas, recipes, business secrets, data, copyrights or ancillary copyrights (Leistungsschutzrechte), in particular in software, including all rights in and to software codes (source code and object code), data base rights and similar rights, rights to exploit creations and any drawing or technical document in relation to the Projects secured under the Sellers' Securities (the “Project IP-Rights”), limited to the purpose of finalizing the Projects in the event any of the Sellers' Securities is being drawn. Sellers may involve third parties for finalizing the Projects as necessary, and such third parties are entitled to use Project IP-Rights to the same extent as Sellers. Balcke-Dürr shall not assert any of the Project IP-Rights against any Seller or any other person or entity assisting Sellers or Sellers’ Parent provided that the Project IP-Rights are used for purposes of finalizing the Projects. Seller’s entitlement to use Project IP-Rights and Balcke Dürr’s obligation not to assert shall

(a)	be free of charge or royalties, and Sellers are not liable for any payment in relation to the use of Project IP-Rights; and

(b)	terminate upon Full Release.
Balcke Dürr commits not to assign any Project IP-Rights to third parties prior to Full Release without committing the respective assignee to acknowledge and be bound by the obligations set forth in this Clause.

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(ii)
Within ten (10) Business Days after Closing (“Deposit Date”), Balcke Dürr shall deposit with the Technology Escrow Agent a current copy of all drawings, technical specifications, design documents, CAD diagrams and other engineering or technical information or documents necessary for the design, manufacture, fabrication, erection, maintenance and repair of the products using the Project IP Rights, together with the applicable documentation (the “Deposit Materials”). A party designated in writing by Sellers, jointly and reasonably acceptable to the Purchaser (the “Escrow Auditor”) shall audit the initial materials for adequacy and completeness. Within ten (10) Business Days of the Deposit Date, the Escrow Auditor shall deliver a report to Sellers identifying all material deficiencies in the Deposit Materials (“Technology Escrow Report”), which deficiencies shall be remediated by Balcke Dürr no later than five (5) Business Days after the date of the Technology Escrow Report.

(iii)
The occurrence of any of the following events (“Release Events”) shall provide to the Sellers the right to request the Technology Escrow Agent to release and deliver the Deposit Materials held in escrow to Sellers’ Parent:

(a)	Balcke-Dürr completely ceases to carry on business other than by way of disposal of such business;

(b)	Insolvency, bankruptcy or similar proceedings are opened on the assets of Balcke-Dürr or such opening is rejected for lack of assets;

(c)	Balcke-Dürr commits a material breach of this Agreement and does not cure such breach within one month after it has been notified of such breach by Sellers' Parent.

6	Period until Closing

6.1	Ordinary Course of Business
The Sellers shall procure that between the date of this Agreement and the Closing:

6.1.1
unless otherwise agreed in writing by the Purchaser, each Group Company shall carry on its business as a going concern in the normal and ordinary course of business as carried on prior to the date of this Agreement, whereby the Sellers shall ensure that (i) any payments to creditors will be made when they become due unless there is a legitimate reason to withhold payment (including, without limitation thereto a right to set-off or a dispute concerning the rightfulness of such payment claim), (ii) all wages for the month in which Closing occurs have been paid, (iii) all services and deliveries provided by any of the Sellers or by the Sellers’ Affiliates on the one hand to any of the Group Companies on the other hand will be duly invoiced and paid and (iv) no kind of changes to the working capital management of the Group Companies will be made until Closing provided that the working capital management will be substantially in accordance with prior practices; and

6.1.2	without prejudice to the generality of Clause 6.1.1 and the agreements listed in Clause 6.3, and except as disclosed in Schedule 13.2, none of the following measures shall

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be carried out or resolved in relation to any Group Company without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed,

(i)	amendment of the articles of association of a Group Company,

(ii)	execution or approval of any transformation (Umwandlung) in the meaning of the German Reorganisation Act (Umwandlungsgesetz) or similar laws in other jurisdictions,

(iii)	conclusion of any enterprise agreement (Unternehmensvertrag) or silent partnership agreement,

(iv)	disposal of, or commitment to dispose of, shares in a Group Company by way of divestiture or encumbrance,

(v)	creation or issuance of, or granting any option to subscribe for, any share capital of a Group Company,

(vi)
other than the acquisition of the shares in BD India from Mr. Shridar by Balcke-Dürr which shall expressly be permitted, an acquisition of any share or other interest in any company, partnership or other venture, provided that prior to the fulfilment of the Merger Control Closing Condition the Purchaser’s consent shall not be required with respect to any of the actions listed in this Clause 6.1 (i) to the extent prohibited by applicable laws and (ii) to the extent that such actions are in accordance with the ordinary course of business of the relevant Group Company.

6.2	No Leakage
Each Seller undertakes to the Purchaser that, unless agreed in writing between the Purchaser and the respective Seller, from the date of this Agreement none of the following will occur until Closing:

6.2.1
payment of any sum by any Group Company by way of distribution, dividend, return of capital or any other payment in respect of any share capital of any of the Group Companies to a Seller or an Affiliate of a Seller;

6.2.2
the transfer of any asset, right or benefit by a Group Company to a Seller or an Affiliate of a Seller except of any assets which should be transferred under the carve-out agreement specified in more detail in Clause 6.3.2;

6.2.3	the release or waiver by a Group Company of sums due to a Group Company by any of the Sellers or an Affiliate of a Seller;

6.2.4	the assumption or indemnification by a Group Company of any indebtedness or liability owed by a Seller, an Affiliate of a Seller, another Group Company or any third party;

6.2.5
any transaction not already covered under 6.2.1 to 6.2.4 which would have under an economic view a similar effect (e.g. settlement of payments of dividends through the Cash Pool Arrangement instead of making a direct payment);

provided, however, that the transactions contemplated in this Agreement, in particular, without limitation thereto, those contained in Clauses 6.5 and 6.6, as well as in Schedule 13.2 shall not be deemed a violation of this Clause 6.2.

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6.3	Conclusion of Agreements
The Sellers shall cause the Group Companies to enter into the following agreements between the relevant Sellers or, respectively, Sellers’ Affiliates and the Group Companies:

6.3.1
Amendment to the licence agreement relating to projects in South Africa, a draft of which is attached as Schedule 6.3.1; the Sellers hereby undertake to procure that neither the Sellers nor any Affiliate of a Seller will raise any claims vis-à-vis the Purchaser or any Group Company for damages or otherwise based or referring to facts or circumstances relating to the period prior to the Closing Date; and

6.3.2	the carve-out agreement relating to certain assets of the cooling tower product line including a supplementary supply agreement, drafts of which are attached as Schedule 6.3.2.

6.4	Estimates of Figures
At least four (4) Business Days prior to the scheduled Closing Date, the Sellers shall, in good faith, deliver to the Purchaser a best estimated unaudited consolidated balance sheet of the Group Companies as of the Closing Account Date (the “Pre-Closing Balance Sheet”), which shall be prepared consistent with and using the same methods, policies, practices, procedures, assumptions, conventions and adjustments as set forth in Schedule 6.4 (the “Cash and Working Capital Schedule”). The Pre-Closing Balance Sheet will be used only for purposes of determining the amounts pursuant to Clauses 3.2 and 3.3 and the Financial Debt for purposes of the Closing and the payments to be made in accordance with Clause 3.

6.5	Settlement of Intra-Group Payables and Receivables

6.5.1
Schedule 6.5 lists all payables and receivables of the Group Companies (i) which they owe to or have against the Sellers and any of their Affiliates as well as (ii) between the Group Companies, in each case per 16 September 2016 showing the relevant debtor and creditor, the principal amounts and accrued and unpaid interest thereon (all payables and receivables of the Group Companies owed to or against any of the Sellers and their Affiliates (i.e. (i) above) per Closing together with any Cash Pool Balance the “Intra-Group Payables and Receivables”).

6.5.2	The Sellers and Sellers’ Parent shall procure that all Intra-Group Payables and Receivables shall be settled prior to Closing by way of payment or set-off (excluding waiver or release).

6.5.3
As of Closing, the Sellers and Sellers’ Parent on one hand and the Group Companies on the other hand shall provide a mutual full and final settlement and release of all Intra-Group Payables and Receivables.

6.5.4
The Seller's Parent shall procure that, at Closing, there are no loans and no other receivables/payables between the Group Companies other than trade receivables/payables in the ordinary course of business not to exceed an aggregate amount of EUR 1,000,000 (in words: one million euros) as of the Closing Account Date.

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6.6	Termination of Cash Pool Arrangement and repayment of Financial Debt

6.6.1
The Sellers and certain of Sellers’ Affiliates and the Group Companies are parties to the Cash Pool Arrangement. The Sellers’ Parent shall procure that the Cash Pool Arrangement is terminated in relation to all Group Companies no later than five (5) Business Days prior to the scheduled Closing Date without further termination costs for the relevant Group Companies. In addition, the Sellers’ Parent shall procure that any other Financial Debt owed by any of the Group Companies, except for the Settlement Loans, shall be paid back no later than five (5) Business Days prior to the scheduled Closing Date without further termination costs for the relevant Group Companies.

6.6.2
Except as provided otherwise herein, to the extent that there are any Cash Pool Balances in favour of the Sellers and/or any of the Sellers’ Affiliates or in favour of the Group Companies, Sellers’ Parent shall procure that such Cash Pool Balances shall be settled as part of the Intra Group Payables and Receivables pursuant to Clause 6.5.

6.6.3
To the extent (i) the Financial Debt of BD Italy and/or BD Wuxi exceeds the respective Cash pursuant to the termination of the Cash Pool Arrangement in accordance to Clause 6.6 and the settlement of the Intra-Group Payables and Receivables pursuant to Clause 6.5 and/or (ii) to the extent of an expected further Cash need in BD Italy and/or BD Wuxi until Closing Account Date, Sellers’ Parent shall grant a loan free of interest (i) to BD Wuxi up to an amount of EUR 500,000 (in words: five hundred thousand euros) (the “Chinese Settlement Loan”) and/or (ii) to BD Italy in an amount necessary to ensure the settlement of the Cash Pool Balance owed by BD Italy (the “Italian Settlement Loan” and together with the Chinese Settlement Loan the “Settlement Loans").

6.6.4
After the termination and settlement of the Cash Pool Arrangement and prior to the scheduled Closing Date, BD Wuxi and BD Italy shall repay the Chinese Settlement Loan and the Italian Settlement Loan respectively to the extent Cash is available to them. In case the amount outstanding of the Italian Settlement Loan exceeds an amount of EUR 400,000 (in words: four hundred thousand euros) per the scheduled Closing Date, the Sellers shall make, directly or indirectly, contribution into the capital reserves of BD Italy to ensure the repayment of such exceeding amount of the Italian Settlement Loan prior to the scheduled Closing Date.

6.6.5
Subject to the occurrence of Closing, the Purchaser hereby buys from the Sellers’ Parent, and the Sellers’ Parent hereby sells to the Purchaser, all its claims under the Settlement Loans outstanding as of the scheduled Closing Date (such balance of the Chinese Settlement Loan the “China Settlement Loan Balance” and of the Italian Settlement Loan the “Italy Settlement Loan Balance”) and the Sellers’ Parent, subject to occurrence of the Closing, hereby assigns to the Purchaser all such claims under the Settlement Loans with the Purchaser hereby accepting such assignment; the purchase price for the sale of the Settlement Loans shall be the China Settlement Loan Balance and the Italy Settlement Loan Balance respectively and such purchase price shall be set-off against the pay-out of the Sellers' Loan in accordance with Clause 3.4.2. The Purchaser undertakes not to redeem or increase the Italian

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Settlement Loan and/or the Chinese Settlement Loan until and including the Closing Account Date.

6.6.6	Sellers’ Parent undertakes towards the Purchaser to procure that the actions set forth in this Clause 6.6 have been taken as of scheduled Closing Date.

6.7	Termination of intra-group agreements
The Sellers' Parent shall procure that prior to scheduled Closing Date all intra-group agreements not listed in Schedule 6.7 between the Sellers and/or the Sellers’ Affiliates on the one hand and any Group Companies on the other hand shall be terminated and fully settled with effect as of the Closing Date without further costs for the relevant Group Companies by waiving any and all rights resulting thereto, and shall provide to the Purchaser written evidence of such termination without undue delay (unverzüglich), but in no event later than three (3) Business Days prior to Closing.

7	Right to Withdraw

7.1	Non-fulfilment of Merger Control Closing Condition; Long-stop date

7.1.1
If the Merger Control Closing Condition is not satisfied within two (2) months of the date of this Agreement, or such other date as mutually agreed in writing between the Purchaser and the Sellers, or can definitely not be fulfilled, the Sellers on the one hand and the Purchaser on the other hand may, prior to the fulfilment of the Merger Control Closing Condition, withdraw from this Agreement (Rücktritt) without prior notice (ohne Einhaltung einer Frist). The Purchaser’s right to withdraw is subject to (i) the Purchaser providing documentary evidence to the Sellers that the Purchaser has fully complied with its obligations under Clause 4.2.1 and (ii) the non-fulfilment of the Merger Control Closing Condition not being the result of the Purchaser’s failure to accept, or comply with, conditions or obligations on which the merger control authorities have made their approval of the acquisition of the Shares contingent even if such acceptance would cause unreasonable commercial hardship (wirtschaftliche Unzumutbarkeit) for the Purchaser.

7.1.2
The Sellers, jointly, shall in the event that any of the Closing Actions pursuant (a) to Clause 8.2.1 and (b) to Clauses 8.2.5(iii) and 8.2.5(v) are for any reason whatsoever, not fulfilled at the scheduled Closing Date pursuant to Clause 8.1, be entitled to withdraw from this Agreement within ten (10) Business Days after the scheduled Closing Date pursuant to Clause 8.1, unless any of the Sellers is responsible for such non-fulfilment.

7.1.3
The Purchaser shall in the event that any of the Closing Actions pursuant to Clauses 8.2.2, 8.2.4 and 8.2.5(iii) and 8.2.5(v) is for any reason whatsoever, not fulfilled at the scheduled Closing Date pursuant to Clause 8.1, be entitled to withdraw from this Agreement within ten (10) Business Days after the scheduled Closing Date pursuant to Clause 8.1, unless the Purchaser is responsible for such non-fulfilment.

7.1.4
If either Party being entitled to withdraw pursuant to Clauses 7.1.2 or 7.1.3, does not exercise its rights within the timeframe set-forth therein, it shall be deemed that it chooses to defer Closing until the last Business Day of the subsequent month and

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the right to withdraw being waived. The right of the respective other Party to withdraw shall remain unaffected.

7.1.5
For the avoidance of doubt, in case of a deferral pursuant to Clause 7.1.4, a new Closing Date shall be scheduled pursuant to Clause 8.1 and it is being understood that the obligations related to Closing shall newly be initiated, including, for the avoidance of doubt, the provision of estimates pursuant to Clause 6.4.

7.1.6
If Closing has not occurred until 31 March 2017 (“Long-Stop Date”), the Sellers on the one hand and the Purchaser on the other hand may withdraw from this Agreement without prior notice; in each case unless the withdrawing side is responsible for such non-occurrence of the Closing.

7.1.7
The right to withdraw may be exercised by the Purchaser by sending a Notice of withdrawal to the Sellers and by the Sellers, jointly, by sending a Notice of withdrawal to the Purchaser. The Sellers’ right to withdraw may only be exercised jointly.

7.2	Consequences of Withdrawal

7.2.1	In the event of a withdrawal, the provisions set out in Clauses 1, 7, 17.2, 19 and 20 shall continue to be effective. All other provisions and obligations of the Parties shall cease to have effect.

7.2.2
In the event of a withdrawal pursuant to Clause 7.1.2 the Purchaser shall pay to Sellers a fixed amount of EUR 2,500,000 (in words: two million five-hundred thousand euros) (“Break-Up Fee”). Any further claims shall be excluded.

7.2.3
In the event of a withdrawal pursuant to Clause 7.1.3 the Sellers shall pay to the Purchaser a fixed amount of EUR 2,500,000 (in words: two million five-hundred thousand euros). Any further claims shall be excluded.

7.2.4
Any failure to exercise a right to withdraw from this Agreement shall under no circumstances be deemed to constitute a waiver of any other right the Party entitled to such withdrawal may have under or in connection with this Agreement.

8	Closing

8.1	Closing Place and Date
Closing shall take place at the offices of Linklaters LLP, Königsallee 49-51, 40212 Düsseldorf, Germany, on the last Business Day of the month in which the Merger Control Closing Condition has been fulfilled, unless such fulfilment only occurs five (5) Business Days prior to the last Business Days of the month, in which case the Closing shall occur on the last Business Day of the subsequent month. Under the current circumstances the Parties target a Closing on 30 December 2016. Closing may also take place at such other location, time or date as may be agreed between the Sellers and the Purchaser.

8.2	Closing Actions
At Closing, the Sellers and the Purchaser shall take the following actions (“Closing Actions”) simultaneously (Zug um Zug):

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8.2.1	The Purchaser shall pay to the Sellers the Share Purchase Price.

8.2.2
To the extent not yet made before the Closing Date, Sellers shall procure that Seller 1 pays any remaining amounts not yet paid as set forth in Clause 3.2 and 3.3 into the free capital reserves of Balcke Dürr.

8.2.3
The Purchaser shall deliver evidence of the conclusion of the Transaction Insurance with the Insurer to the Sellers, unless the Purchaser failed to obtain the Transaction Insurance and such Transaction Insurance is not concluded pursuant to Clause 10.3.1.

8.2.4	Sellers’ Parent and the Purchaser shall enter into the Loan Note pursuant to Clause 3.4 and the Sellers’ Parent shall pay the proceeds of the Sellers’ Loan as set forth in Clause 3.4.2.

8.2.5	The respective Seller and the Purchaser shall execute the share transfer agreements regarding

(i)	the BD India Shares,

(ii)	the Thermax SPX JV Shares,

(iii)	the Balcke-Dürr Shares,

(iv)	the BD Wuxi Shares and

(v)	the BD Italy Shares
as specified in Clauses 2.2.1 through 2.2.5.

8.2.6	Purchaser and Seller shall procure that:

(i)
the duly stamped and executed stock transfer forms and the share certificates for the transfer of the BD India Shares and the Thermax SPX JV Shares shall be submitted to BD India and the Thermax SPX JV respectively; and

(ii)	BD India shall undertake the actions set out below to reflect the transfer of the BD India Shares from Seller 3 to Purchaser as follows:

(a)	pass a board resolution for approving and taking on record the respective transfer of shares;

(b)	endorse the original share certificate of their respective shares in favour of the Purchaser;

(c)	handover the endorsed original share certificate to the Purchaser; and

(d)	update the register of members to reflect the transfer of the BD India Shares to the Purchaser.

(iii)	Thermax SPX JV shall undertake the actions set out below to reflect the transfer of the Thermax SPX JV Shares from Seller 3 to Purchaser as follows:

(a)
handover a unanimous shareholders' resolution of Thermax SPX JV or a written declaration of Thermax Ltd., in each case approving the transfer of the Thermax SPX JV Shares from Seller 3 to the Purchaser;

(b)	pass a board resolution for approving and taking on record the respective transfer of shares;

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(c)	endorse the original share certificates of their respective shares in favour of the Purchaser;

(d)	handover the endorsed original share certificate to the Purchaser; and

(e)	update the register of members to reflect the transfer of the Thermax SPX JV Shares to the Purchaser;

(iv)	the following documents are duly executed:

(a)	one original of Standard SAIC Form for Change Registration (Recordal) of Foreign Invested Enterprise duly signed by the current legal representative of BD Wuxi and affixed with the seal of BD Wuxi;

(b)	one original of Standard Power of Attorney for Handling the Registration Procedure duly signed by the current legal representative of BD Wuxi and affixed with the seal of BD Wuxi;

(c)	one original of shareholders' decision of BD Wuxi dated on the Closing Date duly executed approving the transfer of the BD Wuxi Shares;

(d)	one original of Amendment to the Articles of Association of the Company reflecting the transfer duly signed by the current legal representative of BD Wuxi;

(e)	one original of Letter of Release duly executed on behalf of the Seller 3 for the current legal representative, directors and supervisor of BD Wuxi;

(f)	one original of Letter of Release for the current General Manager duly signed by the current members of the Board of Directors of BD Wuxi; and

(g)	the original and a duplicate version of the business license of BD Wuxi.

8.2.7
Each Seller, as an individual obligor, shall deliver or make available to the Purchaser letters of resignation by the members of corporate bodies of the Group Companies, with effect as of Closing, to the extent such members are set out against the respective Seller’s name in Schedule 8.2.7.

8.2.8	The Sellers and the Purchaser shall procure that the Sellers’ Affiliates and the Group Companies enter into a transitional services agreement, substantially as attached as Schedule 8.2.8.

8.2.9	Sellers' Parent shall deliver to the Purchaser a written confirmation that the settlement of Intra-Group Payables and Receivables has been effected in accordance with Clause 6.5.2.

8.2.10
Sellers' Parent shall deliver to the Purchaser a written confirmation that the termination of intra-group agreements and the termination of the Cash Pool Arrangement have been effected in accordance with Clauses 6.7 and 6.6.1.

8.2.11	Sellers' Parent shall deliver to the Purchaser the updated list of Sellers' Securities in accordance with Clause 5.1.1.

8.2.12
By way of signing appropriate closing minutes, the Sellers and the Purchaser shall confirm to each other that the Merger Control Closing Condition has been fulfilled or waived and the Closing Actions have been taken or waived in accordance with this

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Agreement. As a matter of precaution, the Sellers and the Purchaser shall waive, to the extent legally permissible, the fulfilment of the Merger Control Closing Condition in such minutes.

8.3	Waiver of Closing Actions
The Purchaser shall be entitled to waive the Sellers' obligations to take any or all of the Closing Actions pursuant to Clause 8.2.6(iii) by giving written Notice to the Sellers; however the Sellers' obligation to take the Closing Actions pursuant to Clause 8.2.6(iii) outside the Closing shall remain unaffected. In the event, the Sellers do not fulfil the Closing Action pursuant to Clause 8.2.6(iii) or, before the Closing, although having used commercially reasonable efforts, the Sellers envisage that they will not be able to fulfil such Closing Action, the Sellers and the Purchaser shall negotiate in good faith in order to identify and implement an alternative mechanism to either, directly or indirectly, transfer the Thermax SPX JV Shares from Seller 3 to the Purchaser or to fully exclude Thermax SPX JV from the transactions contemplated hereunder and transfer the shares held by Balcke Dürr in Thermax SPX JV to any of the Sellers or any of their Affiliates at a purchase price of EUR 1.00 (in words: one euro).

9	Closing Accounts

9.1	Form and Content

9.1.1
Pursuant to the provisions of this Clause 9, an unaudited consolidated balance sheet of the Group Companies including a statement showing the amount of Working Capital as well as a balance sheet for each Group Company showing the Cash and Financial Debt, each as provided for in Schedule 6.4, shall be drawn up as of the last calendar day, 24:00hrs CET of the month in which Closing has occurred (“Closing Account Date”) and shall become final and binding between the Sellers and the Purchaser as set forth in Clause 9.5 (such final and binding result being the “Closing Accounts”).

9.1.2
The Closing Accounts shall also contain the specific line items required to determine the Cash (of each Group Company), the Financial Debt (of each Group Company) and the Working Capital as defined in this Agreement and consistent with the Cash and Working Capital Schedule pursuant to Clause 6.4.

9.1.3	The Closing Accounts shall be the basis for the derivation of the components which shall be decisive for the calculation of the payments set forth in Clauses 3.2 and 3.3.

9.2	Accounting Policies

9.2.1	The Closing Accounts shall be drawn up and consolidated in accordance with:

(i)	the policies, procedures and practices of the Group Companies;

(ii)	to the extent not inconsistent with 9.2.1(i), the accounting policies, procedures and practices adopted in the Annual Accounts, applied consistently with past practice; and

(iii)
to the extent not inconsistent with 9.2.1(i) and 9.2.1(ii), the accounting and consolidation principles generally accepted in the respective jurisdiction they have been prepared for, applied consistently with past practice.

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9.2.2
The Closing Accounts shall be drawn up on a going-concern basis disregarding the share transfers provided for in this Agreement. Events which occur between the Closing Date and the date of delivery of the Closing Accounts to the Sellers in accordance with Clause 9.3.1 shall not be taken into account (keine Wertaufhellung).

9.2.3	The individual accounts of each of the Group Companies, which shall be consolidated into the Closing Accounts, shall be prepared in accordance with:

(i)	the policies, procedures and practices of the Group Companies;

(ii)	to the extent not inconsistent with 9.2.3(i), the accounting policies, procedures and practices adopted in the Annual Accounts, in each case applied consistently with past practice; and

(iii)
to the extent not inconsistent with 9.2.3(i) and 9.2.3(ii), the accounting principles generally accepted in the respective jurisdictions of the Group Companies, in each case applied consistently with past practice.

9.2.4
The individual accounts of each of the Group Companies which shall be consolidated into the Closing Accounts shall be drawn up on a going-concern basis disregarding the share transfers provided for in this Agreement, unless the management of a Group Company has determined prior to the Closing that a Group Company has no realistic alternative than to cease trading. Events which occur between the Closing Date and the date of delivery of the Closing Accounts to the Seller in accordance with Clause 9.3.1 shall not be taken into account (keine Wertaufhellung).

9.3	Preparation

9.3.1
The Purchaser shall prepare a draft of the Closing Accounts (the “Draft Closing Accounts”) and deliver such draft, together with the individual accounts of each of the Group Companies, to the Sellers as soon as practicable, but no later than sixty (60) Business Days after the Closing Date.

9.3.2
Within thirty (30) Business Days after receipt of the Draft Closing Accounts (the “Dispute Period”), the Sellers, jointly, may raise in reasonable detail written objections against specified items of the Draft Closing Accounts, which may be based on objections against any of the individual accounts of the Group Companies, indicating the higher or lower value which in the Sellers’ opinion should be allocated to each item in dispute (the “Dispute Report”). The Sellers shall be deemed to have agreed with all items and amounts contained in the Draft Closing Accounts which are not raised in the Dispute Report, and to such extent the Draft Closing Accounts shall become final and binding upon the Sellers and the Purchaser. Any item duly and timely objected to by the Sellers in accordance with the preceding sentences shall hereinafter be referred to as “Disputed Item”.

9.3.3
The Sellers and the Purchaser shall use their best efforts to resolve the Disputed Items within thirty (30) Business Days following the receipt of the Dispute Report by the Sellers. Any Disputed Items not resolved within such period shall be submitted by the Sellers and the Purchaser to an expert arbitrator (Schiedsgutachter) (the “Expert Arbitrator”). The Sellers and the Purchaser agree that Warth & Klein Grant Thornton, Düsseldorf, shall be appointed as Expert Arbitrator. Should Warth & Klein Grant Thornton, Düsseldorf, become unavailable, the Sellers and the Purchaser shall agree

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on another accounting firm of international standing to be appointed as Expert Arbitrator. If they cannot reach such agreement within further thirty (30) Business Days from the expiration of the period set out in the first sentence of this Clause 9.3.3, the Sellers and/or the Purchaser shall each have the right to have the Expert Arbitrator appointed by the chamber of industry and commerce of the state capital city of Düsseldorf (Industrie- und Handelskammer der Landeshauptstadt Düsseldorf), Germany.

9.3.4
The Expert Arbitrator shall determine the Disputed Items by way of a binding expert opinion pursuant to sec. 317 para. 1 German Civil Code (BGB). In rendering its decision, the Expert Arbitrator shall consider only the Disputed Items and, with respect to each such Disputed Item, shall stay within the range of the values allocated to it by the Sellers and the Purchaser. To the extent a Disputed Item concerns the exercise of any accounting or valuation discretion left by the accounting policies specified in Clause 9.2, the Expert Arbitrator shall exercise that discretion within the range of values allocated by the Sellers and the Purchaser. The Sellers and the Purchaser shall co-operate with the Expert Arbitrator and comply with the Expert Arbitrator’s reasonable requests made in connection with complying with the Expert Arbitrator’s duties under this Agreement. The Sellers and Purchaser shall instruct the Expert Arbitrator to deliver to the Sellers and the Purchaser the reasoned determination of the Disputed Items as soon as practicable. The reasoning shall specifically address the controversial arguments brought forward by the Sellers and the Purchaser with respect to each Disputed Item. Absent manifest mathematical error, the determination by the Expert Arbitrator shall be final and binding upon the Sellers and the Purchaser (within the limits set forth in sec. 319 German Civil Code (BGB)).

9.3.5
The Expert Arbitrator shall decide on the allocation of its fees between the Sellers on the one hand and the Purchaser on the other hand in accordance with the principles set out in sec. 91 et seq. German Civil Process Code (ZPO).

9.4	Cooperation
The Sellers and the Purchaser shall reasonably cooperate with each other and, if applicable, with the Expert Arbitrator, with regard to the preparation, review, agreement and determination of the Draft Closing Accounts and the Closing Accounts, as well as of the individual accounts of the Group Companies to be consolidated into the Closing Accounts, and shall, subject to reasonable notice, make available free of charge during normal office hours to each other and their respective representatives and advisors, as well as to the Expert Arbitrator, all books and records as may be reasonably requested.

9.5	Finalisation
The Draft Closing Accounts shall become final and binding upon the Sellers and the Purchaser (and shall thereby become the Closing Accounts) as follows:

9.5.1
If the Sellers, jointly, do not duly and timely submit a Dispute Report to the Purchaser, the Draft Closing Accounts shall become final and binding upon the expiration of the Dispute Period or, if earlier, upon receipt by the Purchaser of a Notice by the Sellers confirming the Sellers’ agreement with the Draft Closing Accounts as submitted by the Purchaser.

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9.5.2
If after a duly and timely submission of a Dispute Report by the Sellers, the Purchaser and the Sellers mutually agree in writing on all Disputed Items without involving an Expert Arbitrator, the Draft Closing Accounts shall become final and binding as agreed between the Sellers and the Purchaser as soon as the written agreement is reached.

9.5.3
If after a duly and timely submission of a Dispute Report by the Sellers, an Expert Arbitrator decides on the Disputed Items, the Draft Closing Accounts shall become final and binding as determined by the Expert Arbitrator upon receipt of the Expert Arbitrator’s decision by the Sellers and by the Purchaser.

10	Warranty and Indemnity Insurance

10.1	Sellers’ Warranties and indemnities as basis for a Transaction Insurance
The Purchaser intends and the Parties agree that the Sellers’ Warranties, the Sellers’ Tax Warranties and the indemnity pursuant to Clause 14.2 may also form the basis for an insurance coverage provided by an insurance company (the “Insurer”) to the Purchaser (the “Transaction Insurance”) which is envisaged to cover the claims of the Purchaser under this Agreement for breaches of Sellers’ Warranties.

10.2	Transaction Insurance Policy
For this purpose, the Purchaser may enter into such Transaction Insurance with an Insurer excluding liability of the Sellers as set-forth in this Agreement on a non-recourse basis against the Sellers (for the avoidance of doubt, the Insurer shall only be entitled to subrogate against the Sellers in the event of any payments by the Insurer to the Purchaser in connection with the Transaction Insurance if such payment arose out of, related to or resulted from a breach of Sellers’ Warranty, the Sellers’ Tax Warranties and the indemnity pursuant to Clause 14.2 by wilful deceit (arglistige Täuschung) or wilful misconduct (Vorsatz) by or on behalf of the Sellers).

10.3	Conclusion

10.3.1
In case the Purchaser is not able to agree with an Insurer on the Transaction Insurance until five (5) Business Days prior to Closing, Purchaser shall give notice to the Sellers with the consequence that Clause 14.2 shall not apply until Purchaser may have agreed with an Insurer on the Transaction Insurance in accordance with Clause 10.3.2 and that the Sellers for so long shall only be liable under any of the Sellers’ Warranties or the Sellers’ Tax Warranties in cases of wilful deceit (arglistige Täuschung) by the Sellers or the Sellers’ wilful misconduct (Vorsatz), in which case, for the avoidance of doubt, the limitations set-forth in Clause 12 shall continue to apply.

10.3.2
If the Purchaser is not able to agree with an Insurer on the Transaction Insurance until five (5) Business Days prior to Closing, the Purchaser nevertheless remains entitled to conclude a Transaction Insurance at a later point of time. The Purchaser undertakes to give Notice to the Sellers of the conclusion of such Transaction Insurance without undue delay.

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10.4	Sellers Conduct
For wilful deceit (arglistige Täuschung) by the Sellers or the Sellers’ wilful misconduct (Vorsatz) it shall be sufficient that any of the Sellers has shown wilful deceit (arglistige Täuschung) or any of the Sellers has behaved in wilful misconduct (Vorsatz).

11	Sellers’ Warranties
The Sellers guarantee, subject to the condition (unter der Bedingung) that Purchaser has taken out a Transaction Insurance, by way of an independent promise of warranty (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB), and exclusively with the remedies pursuant to Clause 12 which form an integral part and define the scope of this promise of warranty, that the statements set forth in this Clause 11 (the “Sellers’ Warranties”) are true and correct as of the date of this Agreement or as of such other date as is expressly stated in the respective Seller’s Warranty. In case the Purchaser does not obtain the Transaction Insurance pursuant to Clause 10.3.1 in time, the Sellers shall only be responsible for the Sellers' Warranties in cases of wilful deceit (arglistige Täuschung) by the Sellers or the Sellers’ wilful misconduct (Vorsatz) until Purchaser may have obtained the Transaction Insurance pursuant to Clause 10.3.2.

11.1	Sellers’ Capacity
Each Seller is a duly existing company and is on the date hereof entitled to enter into the transactions contemplated by this Agreement and all necessary corporate consents for these transactions have been given.

11.2	Legal Situation of the Shares

11.2.1	As at Closing, each Seller is the sole owner of the Shares sold by it under this Agreement.

11.2.2
As at Closing, the Shares are free of encumbrances and other third party rights, including expectancy rights, and not subject to any restrictions in respect of the sale or assignment pursuant to Clause 2.

11.2.3	As at Closing, the Shares are fully paid in and free of additional payment obligations (Nachschusspflichten).

11.2.4	As at Closing, no third party has any right in or to the Shares except as disclosed in Schedule 11.2.4.

11.3	Corporate Status of the Group Companies

11.3.1	The statements in Recital (A) and Schedule (A) in respect of the Subsidiaries are accurate.

11.3.2
No insolvency proceedings have been commenced or, to the respective Seller’s Knowledge, applied for in respect of any Subsidiary and the Subsidiaries are, to the respective Seller’s Knowledge, neither over-indebted (überschuldet) nor unable to pay its due debts (zahlungsunfähig). Purchaser is aware that following the termination

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of the Cash Pool, the Settlement Loans may be granted. The Group Companies and Thermax SPX JV have not been dissolved (aufgelöst).

11.3.3
The Group Companies have not entered into any enterprise agreements within the meaning of §§ 291 and 292 of the Stock Corporation Act (AktG) under which the respective Group Company is obliged to transfer its profits (or parts thereof) or to subordinate its management (or parts thereof) to a third party.

11.3.4
Except for the shares of Balcke-Dürr in BD Polska, BD Italy, BD India and Thermax SPX JV, the Group Companies neither directly nor indirectly hold any shares, partnership interest or equivalent participation in any entity.

11.4	Annual Accounts
The Sellers have delivered to the Purchaser

11.4.1	in respect of the each Group Company, the audited individual annual accounts including the audit reports for the financial year ending on the Accounts Date (the “Annual Accounts”), and

11.4.2	the internal accounting guidelines applying to the Group Companies on the Accounts Date (the “Accounting Guidelines”).

11.5	Fixed Assets
To Sellers’ Knowledge, the Group Companies have title to, and/or lawful possession of, all fixed assets (Anlagevermögen) (other than the shares in the subsidiaries of Balcke-Dürr in respect of which solely the Sellers’ Warranties in Clause 11.3.1 shall apply, the Owned Real Property in respect of which solely the Sellers’ Warranties in Clause 11.6 shall apply and the Material Intellectual Property Rights in respect of which solely the Sellers’ Warranties in Clause 11.8 shall apply) which are material to the Business and either included in the audited individual annual accounts of the Group Companies as per the Accounts Date or acquired by the Group Companies since the Accounts Date except for such assets which have been disposed of in the ordinary course of business. Fixed assets shall be considered material to the Business only if any impediment to, or impossibility of, its use by the Group Companies would have a material adverse effect on the Business of the Group Companies taken as a whole.

11.6	Owned Real Property

11.6.1
Schedule 11.6.1 contains a list of all real property (Grundstücke), rights equivalent to real property (grundstücksgleiche Rechte) and buildings owned by the Group Companies and material to the Business (the “Owned Real Property”). Real property, rights equivalent to real property or buildings shall be considered material to the Business only if any impediment to, or impossibility of, its use by the Group Companies would have an adverse material effect on the Business of the Group Companies taken as a whole.

11.6.2	The Group Companies have title to and possession of the Owned Real Property and have, to Sellers’ Knowledge, not agreed to dispose of the Owned Real Property.

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11.6.3
To Sellers’ Knowledge, (i) the Owned Real Property is not subject to any land charges, easements or equivalent encumbrances in favour of third parties (other than statutory pre-emption rights or similar restrictions) which are not registered in the land register or hereditary building rights register and (ii) no Group Company has agreed to concede such encumbrances.

11.7	Leased Real Property

11.7.1
Schedule 11.7.1 contains a list of all real property (Grundstücke) and buildings used, but not owned, by the Group Companies and material to the Business (the “Leased Real Property”). Real property or buildings shall be considered material to the Business only if any impediment to, or impossibility of, its use by the Group Companies would have an adverse material effect on the Business of the Group Companies taken as a whole.

11.7.2
To Sellers’ Knowledge (i) the Group Companies have concluded valid lease agreements in relation to the Leased Real Property, and (ii) the Group Companies are not in breach of material obligations under such lease agreements which would entitle the landlord to terminate the relevant lease for cause (aus wichtigem Grund).

11.8	Intellectual Property

11.8.1
Schedule 11.8.1 contains a list of all registered patents, trademarks, utility patents, design patents, trade names, domain names and equivalent intellectual property rights (gewerbliche Schutzrechte) which are to Sellers’ Knowledge (i) owned or used by the Group Companies and (ii) material to the Business (collectively the “Material Intellectual Property Rights”) indicating the Group Company or Group Companies by which the respective Material Intellectual Property Right is owned or used and, to the extent applicable, the countries and classifications for which the respective Material Intellectual Property Right enjoys protection. An intellectual property right shall be considered material to the Business only if (i) any impediment to, or impossibility of, its use by the Group Companies would have an adverse material effect on the Business of the Group Companies taken as a whole and (ii) and it cannot be acquired within reasonable time on the free market at market price.

11.8.2	To Sellers’ Knowledge and except as disclosed in Schedule 11.8.2,

(i)	the Material Intellectual Property Rights are not subject to any pending proceedings for opposition, cancellation or revocation,

(ii)
there are no restrictions that would prevent any Group Company from the use of the Material Intellectual Property Rights as required for continuing the Business in substantially the same manner as at the date of this Agreement except, to the extent that a Material Intellectual Property Right is used on the basis of a license or similar agreement, if such license or similar agreement (a) is concluded for a fixed term and such term expires, or (b) is terminable for the contractual partner of the relevant Group Company in accordance with its terms, and

(iii)	there is no pending or threatened litigation by any third party on the grounds that a Group Company is infringing any intellectual property right of such third

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party which would reasonably be expected to have an adverse material effect on the Business of the Group Companies taken as a whole.

11.9	Material Agreements

11.9.1
To Sellers’ Knowledge and except as disclosed in Schedule 11.9.1, no Group Company is bound by any of the following types of agreements which have not yet been completely fulfilled (“Material Agreements”):

(i)	joint venture, consortium, partnership or equivalent co-operation agreements with third parties;

(ii)
agreements in respect of the acquisition or disposal of shares or participations in other entities (including other Group Companies) other than (a) relating to an investment of five per cent or less of the total shares or interest in such other enterprise or (ii) in the ordinary course of business;

(iii)	agreements in respect of the acquisition or disposal of real estate (Grundstücke), rights equivalent to real estate (grundstücksgleiche Rechte) or buildings;

(iv)
guarantees (Garantien), suretyships (Bürgschaften), comfort letters (Patronatserklärungen) or equivalent securities for obligations of any third party other than a Group Company which could result in a liability of one or more Group Companies in excess of EUR 500,000 (in words: five hundred thousand euros) in total;

(v)	licence agreements in respect of intellectual property rights (inbound and outbound);

(vi)
agreements for the sale of products or services in connection with the Projects (as defined herein) any of which individually exceed a value of EUR 500,000 (in words: five-hundred thousand euros)(exclusive of VAT);

(vii)
other agreements with a consideration of more than EUR 500,000 (in words: five-hundred thousand euros)(exclusive of VAT) per year which are material to the Business and which cannot be terminated by either party with a notice period of twelve months or less except for cause (wichtiger Grund). An agreement shall be considered material to the Business only if its termination would have an adverse material effect on the Business of the Group Companies taken as a whole.

11.9.2
To Sellers’ Knowledge and except as disclosed in Schedule 11.9.2, (i) all Material Agreements are in full force and effect, (ii) no notice of termination has been (a) served, or (b) threatened by the other party, in relation to a Material Agreement, (iii) the relevant Group Company is not in breach of any material obligation under a Material Agreement which would entitle the other party to terminate the relevant Material Agreement for cause (wichtiger Grund) and (iv) the execution or consummation of this Agreement will not entitle the respective other party to terminate a Material Agreement within twelve months from the date of this Agreement.

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11.10	Permits and Compliance

11.10.1
Each Group Company has all material regulatory permits and concessions necessary for the operation of its current business. None of such permits or concessions has been completely or partly withdrawn, amended or revoked and such withdrawal, amendment or revocation has not been threatened with.

11.10.2
Neither any of the Group Companies, nor any Group Company’s executives and other managing employees (i) violates in connection with the conduct of the Group Companies’ business operations in any material way or with any material consequences third party rights or applicable law, including health and safety laws, competition and antitrust laws, anti-corruption laws, foreign trade laws, industrial laws (Gewerberecht) or regulatory permits, concessions or orders, or (ii) has during the last two years prior to the execution of this Agreement been accused of, or requested to refrain from or cease, such violations.

11.11	Employment

11.11.1
To Sellers’ Knowledge, the list enclosed as Schedule 11.11.1 contains all material collective bargaining agreements (Tarifverträge), company bargaining agreements (Firmentarifverträge) and shop agreements (Betriebsvereinbarungen) applicable to the Group Companies or any of them which contain more than merely a repetition of statutory law and which contain (i) benefit or incentive plans to be triggered by a change of control over the relevant Group Company, (ii) limitations on the termination of employment agreements including provisions concerning severance payments or to relocate activities of a Group Company or (iii) guarantee a certain number of employees in general or in respect of individual locations.

11.11.2
To Sellers’ Knowledge and except as disclosed in Schedule 11.11.2, no Group Company operates any non-mandatory or non-governmental pension or other retirement benefit scheme under which the relevant Group Company is or may become obliged to provide retirement benefits to all or a group of its current or past employees, directors or dependants thereof.

11.12	Litigation
Except as disclosed in Schedule 11.12, (i) none of the Group Companies is involved as defendant in any pending court or administrative proceedings, including arbitration proceedings, having a litigation value (Streitwert) in excess of EUR 50,000 (in words: fifty thousand euros) in the individual case and which would reasonably be expected to have an adverse material effect on the Business of the Group Companies taken as a whole, (ii) nor, to Sellers’ Knowledge, have such proceedings been threatened.

11.13	Environmental

11.13.1
To Sellers’ Knowledge, (i) the Group Companies hold in full force and effect all Environmental Permits material to the Business and (ii) there are no events or circumstances which will lead to a revocation, suspension or limitation, in whole or in part, of any such material Environmental Permit. An Environmental Permit shall be considered material to the Business only if its full or partial revocation, suspension or

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limitation would have an adverse material effect on the Business of the Group taken as a whole.

11.13.2
Except as disclosed in Schedule 11.13.2, the business operations of the Group Companies are, and have in the past been, managed in all material respects in compliance with all Environmental Permits and Environmental Laws. In particular, the Owned Real Property of the Group Companies is free of any Contamination. No Group Company is, or has in the past been, materially or with any material consequences, violating Environmental Law.

11.14	Purchaser’s Acknowledgement
The Purchaser and the Guarantor acknowledge the difficult current economic situation of the Group Companies and Thermax SPX JV including the particular business and financial constraints as currently conducted. The Purchaser and the Guarantor declare that they were provided with sufficient information to obtain a comprehensive understanding of the Business, the set-up of the Group Companies and Thermax SPX JV as well as their financing.

11.15	Sellers’ Acknowledgment

11.15.1
The Sellers acknowledge that the Purchasers intends to finalize its reporting on the due diligence undertaken prior to the conclusion of this Agreement, for purposes such as obtaining Transaction Insurance, discussion with banks/insurers regarding a concept for the issuance of future guarantees and bonds and/or establishment of a concept for the financing of the Group Companies in general, only after the date of this Agreement.

11.15.2
From the date of this Agreement until the Closing and to the extent legally permitted, the Sellers will and shall cause the Group Companies to, provide the Purchaser, its representatives and advisors, during regular business hours and upon reasonable advance written notice, with information in respect of the Group Companies and the transactions contemplated by this Agreement, and with such access to the records of the Group Companies, as the Purchaser may from time to time reasonably request (provided such access does not materially disrupt or interfere with the business operations of the Group Companies and/or the Sellers); provided, however, that the Sellers and the Group Companies shall not be obligated to provide the Purchaser access to or to disclose information where such access or disclosure would violate any law, order, fiduciary duty or adversely affect the ability of the Sellers or the Group Companies or any of their respective Affiliates to assert attorney client, attorney work product or similar privilege. Any disclosure whatsoever during such investigation to the Purchaser shall not constitute an enlargement of or additional representations or warranties of the Sellers beyond those specifically set forth in this Agreement. The provisions concerning confidentiality as set forth in Clause 17.2 shall apply accordingly.

12	Legal Consequences

12.1	Exhaustive Provisions

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Subject to mandatory law, in particular § 123 or § 276 para. 3 of the German Civil Code (BGB), and except as otherwise expressly provided in this Agreement,

12.1.1	the Sellers’ Warranties are exhaustive and no further warranties shall be deemed to be given by the Sellers,

12.1.2
the provisions set forth in this Clause 12 shall apply instead and to the exclusion of any and all remedies that would otherwise be available to the Purchaser under the law (a) in the event of any of the Sellers’ Warranties being incorrect, (b) from any indemnities given by the Sellers or (c) in the event of any other obligation of the Sellers arising from or relating to this Agreement being breached (collectively a “Breach”) and

12.1.3
any further liability of the Sellers and of the Sellers’ representatives, agents and/or advisors and any differing or further rights or claims of the Purchaser other than explicitly provided for in this Agreement, irrespective of their nature or legal basis, including, without limitation, any right to rescind (anfechten) or to withdraw from (zurücktreten) this Agreement, to claim remediation (Nacherfüllung), to reduce the Purchase Prices (mindern) and/or to claim damages (Schadensersatz) or reimbursement of futile expenditure (Ersatz vergeblicher Aufwendungen) are hereby expressly excluded and waived, in particular, without limitation, any rights and claims arising from or in connection with (a) defects in quality or title (Sach- oder Rechtsmängel), (b) incorrectness of any of the Sellers’ Warranties or other guarantees, warranties, indemnities or similar undertakings, (c) breach of any contractual or pre-contractual obligation, (d) tort, (e) interference with the contractual basis (Störung der Geschäftsgrundlage), or (f) any other basis.

12.2	Sellers’ Knowledge
Where a Sellers’ Warranty is restricted to “Sellers’ Knowledge”, Sellers’ Knowledge shall in respect to each individual Seller exclusively mean, after having made appropriate inquires, the actual positive knowledge of the individuals set out against each of the Sellers’ names in Schedule 12.2 at the signing of this Agreement.

12.3	Sellers’ Liability

12.3.1
For a period of three months after having been duly notified in accordance with Clauses 12.7.1 and 12.7.2 of one or several Notified Claims exceeding (or pursuant to this Agreement exempted from) the thresholds defined in Clause 12.5.1 the Sellers or, as the case may be, the relevant Seller shall be given the opportunity to factually remedy (restitution in kind; Naturalrestitution) the relevant Breach or Breaches. This three-months-period shall be reduced as appropriate in the event of imminent danger (Gefahr im Verzug).

12.3.2
The Sellers shall at any time prior to the expiry of the period pursuant to Clause 12.3.1 be entitled to factually remedy a Breach in respect of which the Sellers have received notice of a Notified Claim, irrespective of whether or not the thresholds defined in Clause 12.5.1 are applicable and exceeded.

12.3.3	If and to the extent that within the period pursuant to Clause 12.3.1, factual remediation of a Breach is not achieved or impossible or finally refused (ernsthaft und endgültig

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verweigert) by a Seller, the respective Seller or Sellers shall, subject to the limitations set forth in this Agreement, be obliged to compensate the Purchaser or, upon the Purchaser’s written Notice the relevant Group Company, by way of monetary damages (Schadensersatz in Geld) in an amount equal to the actual financial loss suffered by the Purchaser or the relevant Group Company (but not exceeding the actual financial loss of the Group Companies) in result of the relevant Breach; the obligations of the Sellers to compensate the Purchaser for financial losses shall not include any (i) indirect damages, (ii) consequential losses, in particular without limitation lost profit or revenue or lost opportunities, (iii) frustrated expenses (vergebliche Aufwendungen) within the meaning of § 284 German Civil Code (BGB) or (iv) internal costs. Any liability due to a recalculation (Neuberechnung) of the Purchase Prices upon a Breach is explicitly excluded.

12.4	Limitations on Sellers’ Liability

12.4.1	Changes in Legislation
The Sellers shall not be liable under or in connection with this Agreement to the extent that such liability would not have occurred but for the passing of, or change in, any law, statute, ordinance, rule, regulation, or administrative practice of any governmental or regulatory body after the date of this Agreement.

12.4.2	Changes Attributable to the Purchaser
The Sellers shall not be liable under or in connection with this Agreement to the extent any damage or loss results from, or was increased by,

(i)
any voluntary act or omission of the Purchaser or any of the Purchaser’s Affiliates (including, after Closing, the Group Companies), or their respective directors, officers, employees, agents or other representatives, after the date of this Agreement including any changes in the accounting methods or principles, or

(ii)	any act or omission agreed in, and in compliance with, this Agreement or otherwise requested or approved by the Purchaser.

12.4.3	Non-Compliance by Purchaser

(i)
The Sellers shall not be liable under or in connection with this Agreement to the extent any damage or loss results from, or was increased by, the Purchaser not fully complying with its obligations under Clause 12.7 or with its statutory obligations to mitigate damages under sec. 254 German Civil Code (BGB).

(ii)
The Sellers shall not be liable under or in connection with this Agreement in the event of a valid disposal of any claim of the Purchaser arising from or in connection with this Agreement resulting from a breach by the Purchaser of its obligations under Clause 20.8.1.

12.4.4	Purchaser’s Knowledge
The Sellers shall not be liable under or in connection with this Agreement in respect of a claim to the extent the Purchaser or the Guarantor, or any director, officer, employee, agent, advisor or other representative of the Purchaser or the Guarantor

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who has been involved in the negotiation or preparation of this Agreement (including without limitation the due diligence performed in relation to the Group Companies and their Business), (a) has on the date of this Agreement knowledge of the underlying facts constituting a Breach, (b) would have had such knowledge on Closing if it had made proper enquiries, or (c) acquires such knowledge after the date of this Agreement and the Closing is consummated without the Purchaser having expressly reserved its rights arising from the relevant breach of this Agreement by written Notice to the Sellers. In particular without limitation, the following facts shall be deemed known by the Purchaser on the date of this Agreement:

(i)	all matters disclosed, contained or referred to in this Agreement;

(ii)
all matters disclosed in the documents which have been made accessible to the Purchaser and any members of corporate bodies or any employees, advisors and/or any other representatives of the Purchaser during the period commencing on 26 August 2016 and ending on 20 November 2016, 24.00 hours, through a virtual data room operated by Merrill Corporation for purposes of conducting a due diligence of the Group Companies; for identification purposes these documents have been stored on an electronic data storage medium and handed over to the acting notary to be taken into custody until the expiry of the limitation period pursuant to Clause 12.6.1 ;

(iii)
all information which is available in records open to the public including, without limitation, all matters contained or referred to (a) on the public files of the Group Companies at commercial or companies’ registers, or (b) on public files at intellectual property registries;

(iv)	all matters disclosed, provided for or noted (to the extent of such provision or note) in the Annual Accounts;

(v)	all matters disclosed, contained or referred to in the Information Memorandum of July 2016 prepared by the Sellers for the purpose of the acquisition contemplated by this Agreement;

(vi)
all matters disclosed to the Purchaser or the Guarantor or any of its or their directors, employees or agents or any of its or their advisers or other representatives at the following presentations by and meetings with management of the Group Companies:

(a)	24 August 2016 (Management presentation);

(b)	21 September 2016 (Site visit, Neubeckum/Wenden);

(c)	22 September 2016 (Expert session, Düsseldorf);

(d)	23 September 2016 (Site visit, Perugia);

(e)	27 September 2016 (Expert session, via call);

(f)	10 November 2016 (Expert session, Düsseldorf); and

(vii)
all matters otherwise disclosed in writing or otherwise by or on behalf of the Sellers, or their representatives or advisers, to the Purchaser or the Guarantor or any of its or their directors, employees or agents or any of its or their advisers

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or other representatives in connection with the transactions contemplated in this Agreement;
provided, however, that, for the purposes of this Clause 12.4.4, facts shall only be deemed disclosed if the disclosure was made in a manner that (i) such matters were disclosed in detail reasonably necessary to enable the Purchaser to assess their impact on any or the respective Group Company, (ii) the significance of the respective information disclosed could have reasonably been appreciated by the Purchaser on the face of the respective document, (iii) the disclosure was not misleading, not hidden (i.e. was only disclosed in a document or any other part of a document without reference to the respective topic) or not blackened.

12.4.5	Purchaser’s Rights to Recover
The Sellers shall not be liable under or in connection with this Agreement in respect of any claim to the extent that

(i)
the damage giving rise to such claim (a) is covered by an insurance of any Group Company, the Purchaser or any of the Purchaser’s Affiliates, or (b) would have been covered by an insurance of any Group Company if the insurance cover of the Group Companies existing at Closing had been continued in the same scope as prior to Closing, or

(ii)	the Purchaser or a Group Company has an enforceable and valid claim for compensation of, or indemnification from, the damage against a third party.

12.4.6	Offsetting Benefits
The Sellers shall not be liable under or in connection with this Agreement in respect of any claim to the extent of any existing or future offsetting benefits, savings or other quantifiable financial advantages accruing or attributable to the Purchaser or a Group Company on account of the matters or circumstances giving rise to such claim, including any Tax benefits. Future offsetting benefits, savings or other quantifiable financial advantages shall be valued at their net present value which shall be calculated on the basis of (a) the Tax rates applicable in the year 2016, and (b) an applied discount factor of five (5) per cent p.a. If the discount period cannot be determined, a period of five (5) years shall be used.

12.4.7	Inclusion in the Annual Accounts
The Sellers shall not be liable under or in connection with this Agreement in respect of any claim to the extent that the matter giving rise to such claim has been taken into account in the Annual Accounts.

12.4.8	Ne bis in idem
The Purchaser shall not be entitled to recover from the Sellers more than once in respect of the same damage suffered. In particular, without limitation, the foregoing shall apply where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to a claim or remedy under or in connection with this Agreement. In this case, only the more specific provision shall apply.

12.5	De minimis, Basket, No liability of Sellers

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12.5.1	Claims under the Sellers' Warranties, the Sellers' Tax Warranties, the indemnity pursuant to Clause 14.2 and the Sellers' Additional Warranty can only be made if

(i)	each single claim exceeds an amount of EUR 50,000 (in words: fifty thousand euros), and

(ii)	the aggregate amount of all such claims exceeds an amount of EUR 250,000 (in words: two hundred fifty thousand euros).
If the threshold pursuant to Clause 12.5.1(i) is exceeded, the entire amount shall be taken into account. If the threshold pursuant to Clause 12.5.1(ii) is exceeded, only the exceeding amount shall be taken into account.

12.5.2
Purchaser acknowledges that, except in case of wilful deceit (arglistige Täuschung) by the Sellers or the Sellers’ own wilful misconduct (Vorsatz), the sole remedy of Purchaser in case of a breach of any of Sellers' Warranties, the Sellers' Tax Warranties and the indemnity pursuant to Clause 14.2 shall be claims the Purchaser may have against the Insurer under the Transaction Insurance. Sellers shall not be liable for, and Purchaser shall not be entitled to, and shall procure that the Insurer shall not be entitled to bring, any claim under or in connection with this Agreement, the Transaction Insurance or under any applicable law against Seller.

12.5.3
Subject to the occurrence of Closing and to the fact that Purchaser entered into Transaction Insurance, Purchaser hereby waives, and shall procure that the Insurer waives by way of a genuine agreement for the benefit of a third party (echter Vertrag zugunsten Dritter) any and all (existing, future, unconditional and conditional) claims, including recourse claims which it or the Insurer have, or may have, against the Sellers under or in connection with an actual or alleged breach of any of the Sellers’ Warranties; provided, however, that this shall not apply in case of wilful deceit (arglistige Täuschung) by the Sellers or the Sellers’ own wilful misconduct (Vorsatz).

12.5.4
Subject to the occurrence of Closing, Purchaser shall indemnify and hold Sellers harmless from and against any claims raised against Sellers by Purchaser, any of its Affiliates, any Group Company, the Insurer and/or any other third party under or in connection with an actual or alleged breach of any of the Sellers’ Warranties; provided, however, that this shall not apply in case of wilful deceit (arglistige Täuschung) by the Sellers or the Sellers’ own wilful misconduct (Vorsatz).

12.6	Time Limitation
Unless agreed otherwise herein, the claims of the Purchaser under this Agreement shall become time-barred as follows:

12.6.1	Claims arising from a Breach of Clause 2, 11.1 or 11.2 shall become time-barred three years after the Closing Date.

12.6.2	All other claims shall become time-barred twelve months after the Closing Date.
Sec. 203 of the German Civil Code (BGB) shall not apply.

12.7	Conduct of Claims

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In case the Purchaser does not obtain the Transaction Insurance pursuant to Clause 10.3, the following shall apply in relation to the Sellers:

12.7.1	Notification
The Purchaser shall give Notice to the relevant Seller(s) of any Breach within the time period defined in Clause 12.7.2. Such Notice shall specify to the extent available in reasonable detail for each individual Breach all underlying facts constituting the Breach, the legal basis for a potential claim and the amount or estimated amount of the damages suffered by the Purchaser in result of the Breach and shall be submitted together with documents being available which enable the respective Sellers to assess the merits of any claims in respect of the relevant Breach and the amount or estimated amount of the damages arising from the Breach. The Purchaser’s claims so notified are herein referred to as “Notified Claims”.

12.7.2	Time Limit for Notification
The Purchaser shall make the notification in accordance with Clause 12.7.1 within one month after it has obtained, or could by way of appropriate enquiry with the Group Companies have obtained, knowledge of the underlying facts constituting the relevant Breach. This one month period shall be reduced as appropriate if the urgency of the matter requires a swifter notification so as to enable the relevant Sellers to effectively exercise its or their rights under this Clause 12.7.

12.7.3	Investigation by the Sellers
In connection with any matter or circumstance that may give rise to a claim against any of the Sellers under this Agreement, the Purchaser shall allow, and shall procure that the relevant Group Company allows, the respective Sellers, their financial, accounting, tax or legal advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim. In particular, all material and documents relating to the relevant claim of which the Purchaser and/or the relevant Group Company are aware shall be disclosed without undue delay (unverzüglich), and all such reasonable information and assistance, including access to premises but excluding reasonable access to personnel, and the right to examine and copy or photograph any relevant assets, accounts, documents and records, as the respective Seller, their financial, accounting, tax or legal advisers may reasonably request shall be given without undue delay (unverzüglich). Each Seller, as an individual obligor, hereby undertakes to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question. All reasonable expenses of the Purchaser and the relevant Group Company caused by such disclosure or assistance including reasonable internal costs such as labour or overhead costs, shall be borne by the Seller or Sellers requesting such disclosure and assistance.

12.7.4	Third Party Claims
In the event that a claim against the Purchaser or a Group Company is asserted, made, threatened or filed by a third party which results, or which the Purchaser believes to result, from a Breach for which the Sellers are liable under this Agreement (a “Third Party Claim”) the following shall apply:

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NOTARIZED VERSION

(i)
No admissions in relation to such Third Party Claim shall be made by or on behalf of the Purchaser or any of the Purchaser’s Affiliates (including, after Closing, the Group Companies) and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the relevant Seller or Sellers.

(ii)
If the relevant Seller or Sellers, or any one of them, wish to defend the Purchaser or the relevant Group Company against the Third Party Claim in its or their name and on its or their behalf, each of them shall give Notice to the Purchaser of such decision within a period of three weeks after having been duly notified of the Third Party Claim in accordance with Clauses 12.7.1 and 12.7.2. Upon such notification the respective Seller or Sellers shall be entitled to take any action they deem necessary to defend, appeal, compromise or settle the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties) at its or their sole discretion in the name and on behalf of the Purchaser or the relevant Group Company. Notwithstanding the Purchaser’s obligations pursuant to Clause 12.7.3, the Purchaser shall, and shall procure that the relevant Group Company shall, promptly give all assistance and information to the respective Seller or Sellers as may be reasonably required to defend the Third Party Claim and in particular promptly forward all notices, communications and filings (including court papers).

(iii)
If none of the Sellers notifies the Purchaser in accordance with Clause 12.7.4(ii), the Purchaser shall, or shall procure that the relevant Group Company shall, conduct the defence of the Third Party Claim diligently and in good faith and take any such action as the Sellers, or any one of them, may reasonably request to defend, appeal, compromise or settle the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties). The Purchaser shall, and shall procure that the relevant Group Company shall, (a) keep the relevant Seller or Sellers fully informed of the progress of the Third Party Claim and its defence, (b) promptly provide the relevant Seller or Sellers with copies of all material notices, communications and filings (including court papers), (c) ensure that the relevant Seller or Sellers and/or one or several of their representatives bound to secrecy by professional code will, to the extent legally permissible, be entitled to participate in any meetings or discussions and (d) consult with the relevant Seller or Sellers prior to taking any action in relation to the Third Party Claim and its defence so as to give the relevant Seller or Sellers the opportunity to comment and object.

(iv)
The Purchaser shall, and shall procure that the relevant Group Company shall, at all times and in particular until the Sellers, or any one of them, have notified the Purchaser in accordance with Clause 12.7.4(ii), act in the best interest of the Sellers in relation to a Third Party Claim and shall consult with the relevant Sellers in relation to the suitable manner of dealing with the Third Party Claim. In particular, the Purchaser shall, and shall procure that the relevant Group Company shall, notify the relevant Sellers promptly upon a Third Party Claim being, or likely to be, asserted, made, threatened or filed, such Notice to be

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NOTARIZED VERSION

submitted together with all information in relation to the Third Party Claim which is available to the Purchaser and the relevant Group Company.

(v)	The costs and expenses incurred in relation to the defence against the Third Party Claim shall be borne as follows:

(a)
All costs and expenses reasonably incurred by the Purchaser or the relevant Group Company (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim does result from a Breach for which the Sellers, or any one of them, are, subject to the limitations set forth in this Agreement, liable, be borne by the relevant Seller or Sellers, unless Purchaser’s non-compliance with its obligations under this Clause 12.7 has materially prejudiced Seller’s ability to defend.

(b)
All costs and expenses reasonably incurred by the Sellers, or any one of them, (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim does not result from a Breach for which the relevant Seller is, subject to the limitations set forth in this Agreement, liable, be borne by the Purchaser. The same shall apply if the Purchaser’s non-compliance with its obligations under this Clause 12.7 does materially prejudice Seller’s ability to defend.

(c)	In respect of all other costs and expenses incurred by the Sellers, or any one of them, or the Purchaser, the relevant Seller or Sellers and the Purchaser shall each bear its own costs and expenses.

13	Sellers’ Additional Warranty

13.1	Scope
In addition to the Sellers’ Warranties, the Sellers guarantee by way of an independent promise of warranty (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB) that the statements set forth in this Clause 13 (the “Sellers’ Additional Warranty”) are true and correct as of the date of this Agreement it being understood that:

13.1.1
Sellers’ Additional Warranty shall not be included in the Sellers’ Warranties for which Transaction Insurance is being sought pursuant to Clause 10 but the remedies pursuant to Clause 12 shall nevertheless form an integral part and define the scope of this promise of warranty and any limitations set forth therein shall apply and the remedies set forth therein shall be the only remedies available; and

13.1.2	Sellers shall only be liable in an total amount of up to EUR 1,000,000 (in words: one million euros) for breaches of Sellers’ Additional Warranty.

13.2	Ordinary Course of Business and Leakage
Except as disclosed in Schedule 13.2, the Sellers guarantee that the Group Companies have complied with the obligations set forth in Clause 6.1 and 6.2 in the time from 1 October 2016 until the date of this Agreement.

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NOTARIZED VERSION

14	Tax Matters

14.1	Sellers’ Tax Warranties
The Sellers guarantee, subject to the condition (unter der Bedingung) that Purchaser has taken out a Transaction Insurance by way of an independent promise of warranty (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB), and exclusively with the remedies pursuant to this Clause 14 (including provisions which shall apply or shall apply accordingly pursuant to Clause 14.6) which form an integral part and define the scope of this promise of warranty, that the statements set forth in this Clause 14.1 (the “Sellers’ Tax Warranties”) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date. The Sellers’ Tax Warranties are given by each Seller as an individual obligor and only in relation to itself:

14.1.1
Except as disclosed in Schedule 14.1.1, the Group Companies have timely filed (including extension of filing periods) their Tax declarations (Steueranmeldung), advance Tax declarations (Steuervoranmeldungen) and Tax Returns and other declarations in connection with Taxes.

14.1.2	Except as disclosed in Schedule 14.1.2, the Group Companies have timely paid all Taxes when due and payable.

14.2	Tax Indemnity

14.2.1
Subject to the condition (unter der Bedingung) that Purchaser has taken out a Transaction Insurance, the Sellers shall pay to the Purchaser the amount which is necessary to hold the Group Companies harmless from and against the following Taxes assessed against the Group Companies:

(i)	Taxes, which relate to periods ending on or before the Closing Date (“Pre-Closing Date Period”; such Taxes referred to as “Pre-Closing Date Taxes”); and

(ii)	Pre-Closing Date Taxes, which – in case of a breach of a Sellers’ Tax Warranty – would not be assessed against the Group Companies if the Sellers’ Tax Warranty had been correct;
(any Tax to be indemnified under (i) and (ii) “Indemnifiable Tax”). For the avoidance of doubt, if Indemnifiable Taxes do not become payable by the respective Group Company due to the fact that losses suffered by the respective Group Company on or prior to the Closing Date are available and can be used, the Sellers are under no payment obligation vis-a-vis the Purchaser with respect to such otherwise existing Indemnifiable Taxes or the utilization of losses or loss carried forward of the Group Companies. If Indemnifiable Taxes do not become payable by the respective Group Company due to the fact that losses suffered by the respective Group Company after the Closing Date are carried back to a Pre-Closing Date Period, the Indemnifiable Taxes shall be determined for the application of Clause 14 as if such losses were not carried back unless and to the extent that losses or losses carried forward relating to the Pre-Closing Date Period could have been used by the respective Group Company instead of the carry back of losses suffered after the Closing Date to reduce its tax burden for the Pre-Closing Date Period.

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NOTARIZED VERSION

14.2.2	The Sellers are only obliged to indemnify the Purchaser with respect to Indemnifiable Taxes under this Clause 14.2 if and to the extent:

(i)	the respective Indemnifiable Taxes have neither been paid nor otherwise settled prior to or on the Closing Date;

(ii)
the respective Indemnifiable Taxes exceed the total amount of Tax liabilities (Steuerverbindlichkeiten), Tax accruals (Steuerrückstellungen) and other accruals (sonstige Rückstellungen) for potential Tax liabilities shown in the Closing Accounts;

(iii)
the respective Indemnifiable Taxes are not the result of a reorganisation or any other measures initiated by the Purchaser or any of its Affiliates (including, after the Closing Date, the Group Companies), or their respective directors, officers, employees, agents or other representatives, including but not limited to a change of methods of Tax accounting or causing the Group Companies to amend any Tax Returns for any Pre-Closing Date Period or portion thereof, unless required by mandatory law or requested or approved by the Sellers;

(iv)
the respective Group Company or the Purchaser has no enforceable and valuable payment claim related to the respective Indemnifiable Tax against a third party and has not actually received a respective amount of Indemnifiable Tax from a third party; and

(v)
the respective Indemnifiable Taxes are not caused or increased by any breach of any obligation set forth in Clause 14.5 that resulted in a final loss, final exclusion or final limitation of a legal remedy or other legal defence right of the Sellers against the relevant Tax.

14.2.3
If and to the extent that the Purchaser or any Affiliate of the Purchaser (including the Group Companies) is entitled to any benefit with respect to Taxes (including any Tax reductions (Steuerminderungen) or Tax advantages due to e.g. the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung)), for periods beginning after the Closing Date and arising out of circumstances before or on the Closing Date which lead to a payment obligation of the Sellers under this Clause 14 (such benefit a “Tax Benefit”), such payment obligation of the Sellers under this Clause 14 shall be reduced by the net present value of such Tax Benefit. The net present value shall be calculated on the basis of (a) the Tax rates applicable in the year 2016, and (b) an applied discount factor of five (5) per cent p.a. If the discount period cannot be determined, a period of five (5) years shall be used.

14.2.4
Payments by the Sellers to the Purchaser pursuant to this Clause 14 shall be due ten (10) Business Days after Purchaser gives written evidence (by sending a copy of the respective Tax assessment) to the Sellers that the assessment of the Indemnifiable Tax has been issued and provided the Sellers with a reasonably detailed description of the background and reasoning for the indemnity claim but in no case earlier than two Business Days prior to the Indemnifiable Tax becoming payable by the relevant Group Company to a Tax Authority taking into account any stay of execution or suspension of payments of Taxes (Aussetzung der Vollziehung).

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NOTARIZED VERSION

14.2.5
Any claim under or arising from this Clause 14.2 shall be time-barred upon expiration of six months after the final and binding (bestandskräftig) Tax assessment for the respective Indemnifiable Tax Sec. 203 of the German Civil Code (BGB) shall not apply.

14.3	Allocation of Taxes
With regard to Tax periods beginning before or on the Closing Date and ending after the Closing Date, the Pre-Closing Date Taxes shall for purposes of this Clause 14 be determined as follows:

14.3.1
In the case of any Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the Pre-Closing Date Tax shall be deemed equal to the amount that would be payable if the relevant Tax period and the relevant fiscal year of the respective Group Company ended on the Closing Date;

14.3.2
Without limiting the generality of Clause 14.3.1, in the case of transfer Taxes other than VAT (such as real estate transfer tax, stamp duty), any amounts attributable to business transactions (Geschäftsvorfälle) that occur on or prior to the Closing Date shall be a Pre-Closing Date Tax;

14.3.3	Without limiting the generality of Clauses 14.3.1 and 14.3.2, in the case of Taxes other than

(i)	Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, and

(ii)	transfer Taxes,
the Pre-Closing Date Taxes shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the denominator of which is the number of days of the entire Tax period and the numerator of which is the number of days of the portion of such period ending on (and including) the Closing Date.

14.4	Indemnity by the Purchaser

14.4.1
The Purchaser shall not take or omit, and shall procure that after the Closing Date none of the Group Companies will take or omit, any action (including but without limitation to any change in the exercise of any Tax election right, the filing and amendment of any Tax Return, the approval or implementation of any restructuring or merger, a change of ownership regarding shares or a sale of a business) that (A) would give rise to any Tax liability of any member of Sellers’ Group or (B) would result in any increase thereof or in the reduction of any losses or any loss carry forward of any member of the Sellers’ Group unless the respective action or omission is required by mandatory law or requested or approved by the Sellers in writing. If and to the extent the Purchaser or any Group Company takes or omits any such action on or after the Closing Date, the Purchaser shall indemnify and hold the Sellers harmless from and against any Taxes of any member of the Sellers’ Group which relate to periods ending on or before 31 December 2015 which is caused by such action or omission. For the obligation of the Purchaser pursuant to this Clause 14.4.1, the Clause 14.2.3 shall apply mutatis mutandis.

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NOTARIZED VERSION

14.4.2
The Purchaser shall indemnify and hold harmless any member of the Sellers’ Group from and against any Taxes, which are payable by any member of the Sellers’ Group, and which result from any non-compliance of the Purchaser with any obligation set forth in Clause 14.5 with respect to Balcke-Dürr, BD Italy or BD Polska.

14.5	Cooperation, Information and Instruction Rights and Obligations

14.5.1
The Purchaser and the Sellers shall reasonably cooperate, and shall cause their representatives to reasonably cooperate, with each other in connection with all Tax matters of the Group Companies relating to any Pre-Closing Date Period, including the preparation and filing of any annual Tax Return or the conduction of any audit, investigation, dispute or appeal or any other communication with any Tax Authority, in each case if and to the extent legally permissible. Cooperation between the Purchaser and the Sellers shall include (but shall not be limited to) the providing and making available by the Sellers and the Purchaser of all books, records and information, and the assistance of all officers and employees of the Group Companies to the extent reasonably necessary in connection with such Tax matters. The Purchaser and the Sellers agree to give the respective other Party reasonable notice prior to transferring, discarding or destroying any books and records relating to Tax matters and to allow the respective other Party to take possession of such books and records.

14.5.2
After the Closing Date, the Purchaser shall cause the Group Companies to prepare and file, when due, all annual Tax Returns required to be filed by or on behalf of the Group Companies with respect to any Pre-Closing Date Period or portion thereof. The Purchaser shall provide drafts of any such annual Tax Returns which have to be filed on an annual basis not later than forty (40) Business Days before filing to the Sellers in order to enable the Sellers to review such Tax Returns and provide comments thereon to the Purchaser. The Purchaser shall procure that all such comments are reflected in the respective filed Tax Returns if and to the extent they comply with mandatory law.

14.5.3
The Purchaser shall procure that the Sellers will be informed in writing by the respective Group Company of any notices in respect of a Tax audit and similar audits of Tax Authorities as well as on the issue of a Tax assessment or a similar measure of Tax Authorities for periods ending on or before the Closing Date without undue delay. Such Tax audits and similar audits of Tax Authorities are hereinafter referred to as “Tax Audits”; such tax assessments and such measures of Tax Authorities are hereinafter referred to as “Tax Measures”.

14.5.4
The Sellers and/or one or several representatives of the Sellers bound to secrecy by professional code shall, to the extent legally permissible, be entitled to participate (at the Seller’s cost) in Tax Audits including final meetings and/or proceedings in respect of Tax Measures. The Purchaser shall procure that the Sellers will be informed of the ongoing process of the Tax Audits and/or Tax Measures and that the Sellers and/or one or several representatives of the Sellers bound to secrecy by professional code shall be given the opportunity to discuss all material measures of the respective Group Company in connection with the Tax Audits and/or Tax Measures with that Group Company. The Purchaser shall in particular procure that the Sellers are provided with

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NOTARIZED VERSION

copies of any notice or other document received from any Tax Authority regarding Tax Audits and/or Tax Measures.

14.5.5
As regards Tax Audits and/or Tax Measures relating to periods ending on or prior to the Closing Date, the Purchaser (i) shall provide the Sellers with a draft of any written communication with the Tax Authority reasonably in advance but not later than ten (10) Business Days before the filing of such document in order to enable the Sellers to review it and provide comments thereon to the Purchaser, and (ii) shall procure that any reasonable comments of the Sellers will be included in the statements to Tax Authorities as the Sellers may demand, provided such comments comply with mandatory law.

14.5.6
Any acknowledgement or settlement during or at the end of a Tax Audit or Tax Measure shall require the prior written consent of the Sellers, which shall be deemed to be granted if the Sellers have not responded within twenty (20) Business Days after a corresponding request from the Purchaser.

14.5.7
Upon the Sellers’ written request, the Purchaser shall procure that the respective Group Company will, in accordance with the Sellers’ instructions, provided they comply with applicable law, file, withdraw, amend and conduct legal remedies in respect of Tax assessments which relate to the Pre-Closing Date Period. The Sellers shall bear all external costs reasonably incurred by the respective Group Company and the Purchaser in connection with the filing, withdrawal amendments or conduct of legal remedies upon the Sellers’ instructions.

14.1	Application of further Provisions
Clause 12 shall not apply to claims under this Clause 14 except for Clauses 12.1, 12.4.8 and 12.5 which shall apply or shall apply accordingly as the case may be.

15	Special Indemnities

15.1	Indemnification for Cartel Damage Claims in relation to the Services for Heating Surfaces of regenerating Heat Exchangers Cartel
Subject to the occurrence of Closing, Sellers hereby commit towards the Purchaser to indemnify the Group Companies in relation to the cartel agreements concerning services for heating surfaces of regenerating heat exchangers (German Federal Cartel Office (Bundeskartellamt) docket number B 11 – 11/12) (the “Cartel”) from any damage claims of direct customers, including recourse claims by other parties to the relevant cartel agreements (anderer Kartellbeteiligter) against any of the Group Companies, which are not time-barred and which are notified to the Sellers until 31 December 2020 in accordance with Clause 15.3 below (each a “Cartel Damage Claim” and the indemnification the “Cartel Indemnification Claim”) as well as all reasonable and documented external legal professional expenses in relation to such Cartel Damage Claim in excess of an amount of EUR 100,000 (in words: one hundred thousand euros) provided that such indemnification undertaking of the Sellers shall be capped at a total amount of EUR 4,000,000 (in words: four million euros).

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15.2	Indemnification in relation to the Hengill/Hverahlid project
Subject to the occurrence of Closing, Sellers hereby commit towards the Purchaser to indemnify Balcke-Dürr in relation to a potential claim of the customer in connection with the potential termination of the contract for the two final units of the Hengill/Hverahlid project in Iceland (“Hengill Project”) to the extent that the amount Balcke-Dürr is able to recover for termination costs from the customer is less than the advance payments of EUR 12,400,000 (in words: twelve million four-hundred thousand euros) received by Balcke-Dürr for or in connection with the Hengill Project (the “Hengill Damage Claim” and the indemnification the “Hengill Indemnification Claim”; the Hengill Indemnification Claim together with the Cartel Indemnification Claim the “Indemnification Claims”) provided that the Hengill Indemnification Claim shall be capped at a total amount of EUR 2,000,000 (in words: two million euros). The Hengill Indemnification Claim shall become time-barred one month after the Hengill Damage Claim becoming time-barred. Section 202 para.2 of the German Civil Code (Bürgerliches Gesetzbuch) shall remain unaffected.

15.3	Conduct in relation to Indemnification Claims

15.3.1
The Purchaser shall without undue delay after having – after the Closing – received any Cartel Damage Claim or a written threat of such a claim give Notice to the Sellers’ Parent. The Purchaser shall, and shall procure that any relevant Group Company at all times shall, (a) keep the Sellers’ Parent fully informed of the progress of any Cartel Damage Claim and the Hengill Damage Claim and their defence, (b) promptly provide the Sellers’ Parent or their legal advisers with copies of all material notices, communications and filings (including court papers), (c) ensure that the Sellers’ Parent or one or several of their representatives bound to secrecy by professional code will, to the extent legally permissible, be entitled to participate in any material meetings and (d) consult with the Sellers’ Parent prior to taking any material action in relation to any Cartel Damage Claim or the Hengill Damage and their defence so as to give the Sellers’ Parent the opportunity to comment and object.

15.3.2
No admissions in relation to any Cartel Damage Claim or the Hengill Damage Claim shall be made by or on behalf of the Purchaser or any of the Group Companies and neither the Cartel Damage Claim nor the Hengill Damage Claim shall be compromised, disposed of or settled without the prior written consent of the Sellers’ Parent.

15.3.3
The Purchaser shall and shall procure that Balcke-Dürr conducts the defence of the Hengill Damage Claim and any Cartel Damage Claim with duly taking into account the reasonable best interest of the Sellers and/or their Affiliates and Sellers’ Parent, diligently and in good faith and take any such action as the Sellers, or any one of them, reasonably requests to defend, appeal, compromise or settle the Hengill Damage Claim or any Cartel Damage Claim and Purchaser and the Group Companies shall procure that no recourse claim against another party to the relevant cartel agreements (anderer Kartellbeteiligter) is compromised, disposed of or settled without the prior written consent of the Sellers.

15.3.4
The Purchaser shall not be entitled under this Clause 15 to the extent it has not complied with its obligations under Clause 15.3.1 to Clause 15.3.3 and to the extent such non-compliance has increased the amount of the Cartel Damage Claim and Hengill Damage Claim.

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15.3.5
The Indemnification Claim shall become due ten (10) Business Days after the Purchaser has given Notice to the Sellers’ Parent of an enforceable (vollstreckbar) or preliminarily enforceable (vorläufig vollstreckbar), with the claimant enforcing, settlement, arbitral award or court decision, specifying in such Notice the amount of the Indemnification Claim under this Clause 15, providing copies of the underlying calculation in detail and, to the extent applicable, respective documentation. To the extent a Group Company receives a repayment of any amounts paid with respect to a Cartel Damage Claim and/or the Hengill Damage Claim, against which payment the Sellers have indemnified under this Clause 15.3 Purchaser shall pay to the Sellers within ten (10) Business Days the relevant portion of the repayment received.

16	Period after Closing

16.1	MOC Approval and registration of the transfer of the BD Wuxi Shares

16.1.1
Without undue delay following Closing, the Purchaser and Sellers shall procure that Purchaser and BD Wuxi shall complete all necessary filings and/or registrations with the Ministry of Commerce in Wuxi (“Wuxi MOC”), the local branch of the Administration of Industry and Commerce in Wuxi (“Wuxi AIC”) and any other local authorities in Wuxi in accordance with the then applicable laws of China (including but without limitation, filing of the Chinese SPA and submission of all such documents as required by Wuxi MOC and/or Wuxi AIC), to reflect and effect the change of shareholder of BD Wuxi from Seller 3 to the Purchaser. In particular, the Purchaser and the Sellers shall execute such documents as well as provide such information required for the purpose of the aforementioned filings and registrations.

16.1.2
Purchaser and the Sellers shall indemnify and hold each other harmless for any cost, fine or damage suffered due to their respective own non-compliance with the undertakings set-forth in this Clause 16.1.

16.1.3
Between Closing and the completion of the registration with Wuxi AIC, the Sellers and the Purchaser shall treat each other, as between them, as if the BD Wuxi Shares had already transferred in rem from Seller 3 to the Purchaser.

16.2	Information and Documents
To the extent necessary, for a period of five years after the Closing Date, each Seller or a nominated financial, accounting or legal adviser, shall have reasonable access at the respective Seller’s expense to the books and records of the Group Companies with respect to periods prior to the Closing. The Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours.

16.3	Indemnity for Claims after Closing
None of the Guarantor, the Guarantor's Affiliates (including the Purchaser) and the Group Companies shall assert any claims against any directors, employees, advisors or other representatives of any of (i) the Sellers, (ii) their Affiliates and (iii) the Group Companies (collectively referred to as "Beneficiaries") after Closing in respect to any liability or obligation arising out of or in connection with the conduct of the business of any of the Group Companies

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before Closing, and, with regard to the members of the corporate bodies which shall resign pursuant to Schedule 8.2.7, also not for the conduct of the business after Closing and the relevant Group Companies, which the Purchaser shall procure, shall indemnify the Beneficiary accordingly against claims raised by third parties (other than the Seller's Parent or any of its Affiliates). Notwithstanding the foregoing, the obligations to indemnify shall not apply to the extent such claims or liabilities are the result of wilful deceit (arglistige Täuschung) or wilful misconduct (Vorsatz) on the part of the respective Beneficiary.

16.4	Use of Names etc.
The Purchaser shall without undue delay (unverzüglich) after Closing,

16.4.1
take all actions necessary to procure that, as soon as reasonably practical after Closing, to change the corporate names of the Group Companies insofar as this is necessary in order to eliminate references to “SPX” from such corporate names;

16.4.2
take all actions necessary to procure that, as soon as reasonably practical after Closing, the Purchaser and the Group Companies will cease making use of the trade names and product or service marks listed in Schedule 16.4.2 of the Sellers or their Affiliates; and

16.4.3
exercise all its rights as a direct and indirect shareholder to Thermax SPX JV in favour of changing the corporate name of Thermax SPX JV insofar as this is necessary in order to eliminate references to “SPX” from its corporate name.

However, the Purchaser and the Group Companies shall be entitled to use the products existing in the stock of the Group Companies at Closing irrespective of whether they are marked with any reference to such names or marks for a period of six months from Closing.

16.5	Discharge of Members of Corporate Bodies

16.5.1
The Sellers and the Group Companies shall be entitled to grant full discharge (Entlastung) to any members of the corporate bodies prior to Closing except in cases where the Sellers have actual positive knowledge of a damage of the company which was caused by wilful or grossly negligent misconduct (vorsätzliche oder grob fahrlässige Schädigung) of such member of the corporate body.

16.5.2
To the extent that members of corporate bodies of the Group Companies and the Thermax SPX JV, who will resign from office with effect as from Closing as set out in Clause 8.2.7, have not been granted full discharge (Entlastung) prior to Closing for the period up to Closing, the Purchaser undertakes by way of an agreement for the benefit of third parties (Vertrag zugunsten Dritter) and to the extent legally permissible, to procure that (i) on the Closing Date or without undue delay (unverzüglich) thereafter all resolutions are passed and all declarations are made which are required to grant full discharge (Entlastung) to the relevant members for the period up to Closing and (ii) neither the Shares nor the shares in any of the Subsidiaries are resold and/or transferred prior to the Purchaser having fully complied with the obligations pursuant to (i).

16.6	Funding covenant

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NOTARIZED VERSION

16.6.1
For a period of twelve months from the Closing Date, the Purchaser shall use commercially reasonable and prudent efforts to ensure that the Group Companies continue to exist, remain in good standing and do neither become over-indebted (überschuldet) nor unable to pay their debt (zahlungsunfähig). To the extent legally permissible, the Purchaser shall, as a shareholder, direct the management to only file for insolvency if they are obliged to do so under the German Insolvency Act or the provisions under any other jurisdictions but not for any kind of voluntary proceedings.

16.6.2
The Purchaser undertakes towards the Sellers to provide the Group Companies with funds up to a total amount of EUR 5,000,000 (in words: five million euros) (“Funding Commitment Amount”) by way of contributing equity and/or shareholder loans or otherwise to the Group Companies within twelve months following Closing; it being understood that any funds actually provided shall reduce such Funding Commitment Amount. The Purchaser shall provide evidence to the Sellers in due course that the Funding Commitment Amount was timely contributed as provided for above.

16.6.3
After the first twelve months from the Closing Date, the Funding Commitment Amount shall be increased in the same amount if and to the extent Purchaser's Indemnification Contribution is decreased pursuant to Clause 5.1.6, unless such decrease is caused by a Drawing; it being understood (i) that such funds shall be made available to the Group Companies in the manner as set forth in Clause 16.6.2 if and to the extent required to fund the Group Companies in order not to become over-indebted (überschuldet) nor unable to pay their debt (zahlungsunfähig) (ii) that any funds actually provided shall reduce such Funding Commitment Amount.

16.6.4	The funding commitment in Clauses 16.6.2 and 16.6.3 shall terminate upon full repayment of the Sellers’ Loan.

16.6.5	The aggregate liability of Purchaser under Clauses 16.6.1 and 16.6.2 shall not exceed EUR 5,000,000 (in words: five million euros).

16.7	Prohibition of Asset stripping
The Purchaser undertakes not to, and shall procure that none of its subsidiaries within the meaning of §§ 17 et seq. German Stock corporation act (Aktiengesetz) (including, after the Closing, the Group Companies) shall, effect or agree to
(i) any disposal of assets, shares and/or interests,
(ii) any merger and split of or
(iii) any measures leading to results economically equivalent to those set forth in (i) and (ii), in one or several transactions, of the whole, or a material part of, the Business of the Group Companies as carried out at Closing, within a period of 36 months from Closing without the Sellers’ express written consent. A “material part” shall mean such part of the Business of the Group Companies as carried out at Closing which accounts for 30% or more of the turnover of the Group Companies as at the date on which the disposal is effected or, if earlier, agreed.
It is being understood that the Purchaser is entitled to (i) reorganise the group structure of the Group Companies after the Closing (e.g. by selling and/or transferring shares held by the Purchaser in Subsidiaries to Balcke-Dürr), if and to the extent that the respective Group

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Companies remain Affiliates of the Purchaser, and (ii) to close branch offices or sites not constituting a material part (as defined above) of the Business of the Group Companies.

16.8	Dividend Policy; Earn Out Payments

16.8.1
Until both, the Full Release and the redemption of the Sellers’ Loan have occurred, the Purchaser undertakes to use commercially reasonable and prudent efforts to ensure and exercises its rights as a shareholder in the Group Companies that the Group Companies pay out each distributable profit (ausschüttungsfähiger Gewinn) up to the level of the Purchaser provided, however, that the respective Group Company (i) shall retain sufficient funds to continue to exist, remain in good standing and do neither become over-indebted (überschuldet) nor unable to pay their debt (zahlungsunfähig), and (ii) has Free Cash at the level of the respective Group Company (“Available Cash”).

16.8.2
Until all of the Full Release, the full repayment of the Sellers’ Loan and the full payment of the Earn Out Amount have occurred, the Purchaser shall, for each financial year (Geschäftsjahr) of the Purchaser and each of the Group Companies, provide to the Sellers’ the audited consolidated and unconsolidated financial statements as well as the calculation of the Available Cash and the Free Cash (the “Annual Reporting”).

16.8.3	“Free Cash” shall be the Cash available at the level of Purchaser in excess of a buffer amount of EUR 50,000 (in words: fifty thousand euros); provided that such Cash is:

(i)	not restricted as collateral for New Bonds;

(ii)	not reasonably required to fund the Group Companies; and/or

(iii)	needed to avoid a negative going-concern prognosis of the Purchaser and/or the Group Companies for the actual and following fiscal year of the Purchaser;
provided however, that the Purchaser has met its funding obligations pursuant to Clause 16.6. If and to the extent Purchaser has not met its funding obligations, the amount of Free Cash shall be deemed to be increased by the amount of such shortfall by the Purchaser in meeting its funding obligations.

16.8.4
Until the full repayment of the Sellers' Loan, 75% of the Free Cash shall be used for repayment of the Sellers' Loan in accordance with Clause 3.4.5 and 25% of the Free Cash may (immediately or at a later point of time) be distributed to Purchaser’s shareholder by a dividend payment (including pay-out from capital reserves) or the repayment of a shareholder loan, as the case may be, it being understood that the Purchaser's commitment according to Clauses 16.6.2 and 16.6.3 does not revive as a result of any such repayment in line with this Clause 16.8.4.

16.8.5
Following the full repayment of the Sellers' Loan and until the Earn Out Amount has been paid to the Sellers in full, 25% of the Free Cash shall be used for payment of the Earn Out Amount to the Sellers in accordance with Clause 3.3.3 and 75 % of the Free Cash may (immediately or at a later point of time) be distributed to Purchaser's shareholder by a dividend payment (including pay-out from capital reserves) or repayment of a shareholder loan, as the case may be; it being understood that the

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Purchaser's commitment according to Clauses 16.6.2 and 16.6.3 does not revive as a result of any such repayment in line with this Clause 16.8.5.

16.8.6
The Parties are in agreement that, following the full repayment of the Sellers’ Loan and until the Earn Out Amount has been paid to the Sellers in full, commercially reasonable and prudent efforts shall be used to ensure that the Purchaser pays out each distributable profit (ausschüttungsfähiger Gewinn), however, that the Purchaser, complying with Clause 16.8.1, (i) shall retain sufficient funds to continue to exist, remain in good standing and do neither become over-indebted (überschuldet) nor unable to pay its debt (zahlungsunfähig), and (ii) shall have Free Cash.

16.9	Clawback Exposure
If one or several of the Sellers and/or any of their Affiliates are held liable within a period of 18 months from Closing by an insolvency administrator (Insolvenzverwalter) or any third party on the basis of claw-back provisions (Insolvenzanfechtungsvorschriften) of sections 130, 131, 132, 135 of the German Insolvency Act (Insolvenzordnung) or any comparable provision also under any foreign law, the Purchaser shall indemnify such Seller(s) and/or their relevant Affiliates, as the case may be, and hold them harmless in respect of any such liability or obligation, including any costs and expenses.

16.10	Purchaser's Liability
Notwithstanding anything contained in this Agreement to the contrary, Purchaser's aggregate liability under this Agreement shall not exceed an amount of EUR 10,000,000 (in words: ten million euros) excluding however the repayment of Sellers’ Loan and the Earn Out Amount.

17	Public Announcements and Confidentiality

17.1	Public Announcements
No press or other public announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any of the Parties or any of their Affiliates (including the Group Companies and Thermax SPX JV) without the prior written approval of the Sellers’ Parent and the Guarantor. This shall not affect any announcement required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of a Party or any of their Affiliates (including the Group Companies and Thermax SPX JV) are listed, but the Guarantor, if it or any of its Affiliates is under an obligation to make an announcement, shall consult with the Sellers’ Parent, and the Sellers’ Parent if it or any of its Affiliates is under an obligation to make an announcement, shall consult with the Guarantor, in each case as soon as reasonably practicable before complying with such an obligation.

17.2	Confidentiality

17.2.1
The confidentiality agreement between the Sellers and the Purchaser dated 19 July 2016 shall cease to have effect from Closing. Only to the extent that announcements pursuant to Clause 17.1 are concerned, Clause 17.1 shall prevail over the Confidentiality Agreement with effect from the date of this Agreement.

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17.2.2
Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of, or in connection with, the entering into this Agreement which relates to this Agreement, its existence or its provisions or to any agreement to be entered into pursuant to this Agreement, or to the negotiations relating to this Agreement.

17.2.3	This Agreement shall not prohibit disclosure or use of any information if and to the extent that

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of a Party or any of its Affiliates are listed,

(ii)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party,

(iii)
the disclosure is made to professional advisers or actual or potential financiers of a Party, in case of the Purchaser including any banks, insurance companies and/or other financing parties which intend to finance any of the Group Companies and/or the Purchaser and/or intend to provide any New Bonds, on a need to know basis and on terms that such professional advisers or actual or potential financiers, to the extent they are not bound to professional secrecy, undertake (also for the benefit of the other Parties) to comply with the confidentiality obligations set out in this Clause 17.2 in respect of such information as if they were a party to this Agreement,

(iv)
the disclosure is made by a Seller prior to Closing or by the Purchaser after Closing to any Group Company or any statutory representative (gesetzlicher Vertreter) of a Group Company, provided that the relevant Seller or the Purchaser, as the case may be, procures compliance of the relevant Group Company or statutory representative with the confidentiality obligations set out in this Clause 17.2 in respect of such information as if it were a party to this Agreement,

(v)	the information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties or any of them),

(vi)	the Sellers in case of a disclosure or use by the Purchaser or the Guarantor, or the Purchaser in case of a disclosure or use by the Sellers, has given prior written approval to the disclosure or use,

(vii)	the information is independently developed after Closing, or

(viii)	the disclosure is done by (a) the Purchaser, (b) any of its Affiliates, or (c) any Group Company after the Closing and concerns information only with regard to any of the Group Companies.

18	Guarantor’s Undertaking

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NOTARIZED VERSION

18.1	Undertakings by Guarantor
The Guarantor hereby guarantees to the Sellers by way of an independent and non-accessory guarantee pursuant to § 311 German Civil Code (BGB) on first demand (nicht-akzessorische Garantie auf erstes Anfordern) the full and punctual performance of the following:

18.1.1	For the period from the date of this Agreement until the occurrence of Closing, the payment of:

(i)	the Share Purchase Price in the amount of EUR 5 (in words: five euros); and

(ii)	the Break-Up Fee pursuant to Clause 7.2.2 in the amount of EUR 2,500,000 (in words: two million five hundred thousand euros).

18.1.2	Subject to the occurrence of Closing,

(i)
the indemnification obligation of the Purchaser under Clause 5.1.3 in case of a Drawing of any of the Sellers’ Securities, whereby the liability of the Guarantor is limited to the amount of the Purchaser’s Indemnification Contribution as existing from time to time (i.e. initially EUR 5,000,000 (in words: five million euros) as decreasing in accordance with Clause 5.1.6); and

(ii)
the fulfilment of the Purchaser’s undertaking to provide the Group Companies with the Funding Commitment Amount pursuant to Clauses 16.6.2 and 16.6.3 until the full repayment of the Sellers' Loan, whereby the liability of the Guarantor is limited to the Funding Commitment Amount as existing from time to time (i.e. initially EUR 5,000,000 (in words: five million euros) as increasing in accordance with Clause 16.6.3).

18.1.3
The Guarantor hereby waives (i) any right it may have to request the Sellers to proceed against or to enforce any other rights or security or to claim payment from any other person before claiming from it under this Guarantee (Verzicht auf Einrede der Vorausklage) as well as (ii) any right to refuse payment based on the claim that the request was not valid or otherwise not enforceable (for whatever reason).

18.2	Limitation of Liability before Closing
For the period from the date of this Agreement until the occurrence of Closing the liability of the Guarantor under this Agreement shall in any case not exceed an amount of EUR 2,500,000 (in words: two million five hundred thousand euros).

18.3	Limitation of Liability after Closing
Subject to the occurrence of Closing, the liability of the Guarantor under this Agreement shall in any case not exceed an amount of EUR 10,000,000 (in words: ten million euros).

19	No Liability of Sellers’ Representatives
The Purchaser and the Guarantor acknowledge and agree that except of in case of wilful deceit (arglistige Täuschung) or wilful misconduct (Vorsatz) none of the directors, employees, advisors and/or other representatives of the Sellers (collectively “Sellers’ Representatives”), shall have any liability or obligation towards the Purchaser or the Guarantor, arising out of, connected with or resulting from the activities or any of the foregoing as advisor to, or any

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other representative of, the Sellers in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated thereby (including but not limited to any information or advice given or supplied by the Sellers’ Representatives) unless expressly agreed otherwise in writing between any of the foregoing representatives of the Sellers and the Purchaser or, as the case may be, the Guarantor.

20	Miscellaneous Provisions

20.1	Account Details
All payments to be made under this Agreement shall be made

20.1.1
if to any of the Sellers, in Euro as regards the Share Purchase Price at Closing in cash to Sellers’ agent of process for service or another authorised person who will attend Closing (Empfangsbevollmächtigter) to be designated by Sellers’ Parent or the Sellers jointly in writing at least three (3) Business Days prior to the scheduled Closing, or for all other payments in Euro to the following bank account notified jointly by the Sellers to the Purchaser not later than five (5) Business Days prior to the respective payment:

Account owner:         SPX Corporation
Bank:                Bank Mendes Gans
Amsterdam, Netherlands
SORT/ABA/SWIFT (BIC):    BKMGNL2A
IBAN:                NL02BKMG0261331515

20.1.2	if to the Purchaser, to the following bank account or to any account notified by the Purchaser to the Sellers not later than five (5) Business Days prior to the respective payment:
Account owner:         mutares holding-24 AG
Bank:                Deutsche Bank München
SORT/ABA/SWIFT (BIC):    DEUT DE DBMUC
IBAN:                DE80 7007 0024 0905 6151 00

20.2	Exchange Rates
In case any amount under this Agreement has to be converted into Euro, it shall be converted by using the exchange rate as published on the Business Day, preceding the Business Day on which such figure has to be provided, at 3:00 p.m. Central European Time on the website of the European Central Bank under the link http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html.

20.3	Costs
Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement by itself. Unless explicitly set forth otherwise in this

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NOTARIZED VERSION

Agreement, the notarial fees and all registration, stamp and transfer taxes and duties and other similar fees as well as all fees of merger control authorities that are payable as a result of the transactions contemplated by this Agreement shall be borne by the Purchaser.

20.4	Individual and Several Liability, Joint Creditorship

20.4.1
To the extent that an obligation of a Seller under or in connection with this Agreement relates exclusively to matters concerning the respective Seller, the Seller shall be liable only individually (einzelschuldnerisch).

20.4.2
Unless where a Seller is obliged as an individual obligor (Einzelschuldner), the Sellers shall, in respect of its obligations under or in connection with this Agreement, be liable jointly and severally (gesamtschuldnerisch).

20.4.3
Unless to the extent that certain rights or claims are conveyed by this Agreement to the or several Sellers individually, the Sellers shall remain joint creditors of the rights and claims under or in connection with this Agreement.

20.4.4
Each of the Sellers hereby authorizes and grants respective power of representation to Sellers’ Parent, to exercise any and all rights it may have under this Agreement, regardless whether they are the individual rights of such Seller or have to be exercised jointly with other Sellers and to receive and accept any payments under this Agreement. Sub-power (Untervollmacht) may be granted accordingly. In particular, each of the Sellers hereby authorizes and grants power of representation to Sellers’ Parent to receive all Notices and all other correspondence under or in relation to this Agreement of the Sellers.

20.5	Notices to the Parties

20.5.1
To the extent that any communication shall in accordance with this Agreement be made by way of a “Notice” this shall mean that, in order to be valid, they have to be submitted to the recipient in compliance with this Clause 20.5.1, i.e.

(i)	in the English or German language,

(ii)	in written form by hand, registered post or an internationally renowned courier, and

(iii)	to the following persons and addresses:

(a)	A Notice to any of the Sellers shall be sent to the following agent of service for process:

To:	Linklaters LLP
Attention:	Wolfgang Sturm
Address:	Königsallee 49 -51, 40212 Düsseldorf, Germany
Email:	wolfgang.sturm@linklaters.com

and with a copy for information purposes only:

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To:	SPX Corporation
Attention:	John W. Nurkin, Vice President, Secretary & General Counsel
Address:	13320-A Ballantyne Corporate Place Charlotte NC 28277 United States of America
Email:	john.nurkin@spx.com

(b)	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

To:	mutares Holding-24 AG
Attention:	Dr. Albrecht Karl Reiter
Address:	Sonnenbichlweg 1, 83707 Bad Wiessee
Email:	albrecht.reiter@mutares.de

in each case with a copy to the Guarantor.

(c)	A Notice to the Guarantor shall be sent to the following address, or such other person or address as the Guarantor may notify to the Sellers from time to time:

To:	mutares AG
Attention:	Christoph Himmel, Managing Director / Jan Thöle, General Counsel
Address:	Arnulfstraße 19, 80335 München
Email:	christoph.himmel@mutares.de and jan.thoele@mutares.de

and with a copy for information purposes only:

To:	CMS Hasche Sigle
Attention:	Dr. Martin Kolbinger
Address:	Nymphenburger Str. 12, 80335 München
Email:	martin.kolbinger@cms-hs.com

20.5.2	A Notice shall be effective upon receipt (Zugang) which shall be deemed to have occurred at delivery, if delivered by hand, registered post or courier.

20.5.3	Where this Agreement provides for a joint Notice by all or several Sellers congruent Notices by the respective Sellers concerned shall suffice.

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20.6	Disputes

20.6.1
Any contractual and non-contractual dispute arising from or in connection with this Agreement and its consummation, including disputes about its validity, shall be finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. The venue of the arbitration shall be Düsseldorf, Germany. The language of the arbitral proceedings shall be English, provided however, that the Parties shall be entitled to submit written evidence in the German language.

20.6.2
In the event mandatory applicable law requires any matter arising from or in connection with this Agreement and its consummation, including disputes about its validity, to be decided upon by a court of law, the competent courts in and for Düsseldorf, Germany, shall have the exclusive jurisdiction thereupon.

20.7	Form of Amendments
Any amendment or supplement to, or the termination of, this Agreement, including this provision, shall be valid only if made in writing (Schriftform), except where a stricter form (e.g. notarisation) is required under applicable law or this Agreement.

20.8	Assignments

20.8.1
Neither Party shall, in whole or in part, dispose (verfügen) of any claims (including future or contingent claims) arising from or in connection with this Agreement by way of assignment, encumbrance or otherwise without the prior written Notice by the other Party consenting to such disposal. This shall also apply to any disposal by way of a split-off in the meaning of Section123 German Reorganisation Act (UmwG) unless the claims arising from and in connection with this Agreement are by way of such split-off transferred together with all or substantially all other assets of the respective Party to one and the same receiving entity.

Such Notice shall not be unreasonably withheld in the event of a disposal to

(i)
any of the Affiliates provided that it is ensured with in rem effect (mit dinglicher Wirkung) by written agreement between the transferring Party and transferring Party’s Affiliate that in case of a termination of the affiliation (which shall be notified to the other Party without undue delay) the claims will automatically re-transfer without any encumbrance, or

(ii)	a financing bank for the purpose of securing the financing of the transactions contemplated by this Agreement, or

(iii)	an insurer for the purpose of Transaction Insurance to be entered into under the terms at set forth and in connection with this Agreement.

20.8.2
In the event of a disposal (e.g. by way of a split-off) resulting from a breach by the transferring Party of its obligations under Clause 20.8.1 prior to all of its claims under and in connection with this Agreement having become time-barred, the other Party shall, without prejudice to Clause 12.4.3(ii) or any other right or remedy this Party may have under this Agreement or statutory law, be entitled to claim liquidated damages

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in an amount of EUR 2,000,000 (in words: two million euros). The right of the respective Party to evidence that the actual damages suffered by it exceed the amount so allocated to it shall remain unaffected.

20.9	Invalid Provisions
Should any provision of this Agreement be or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remaining provisions. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this Agreement.

20.10	Entire Agreement
This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall replace any negotiations and understandings, oral or written, heretofore made between the Parties or any of them with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

20.11	Governing Law

20.11.1
This Agreement and any contractual rights and obligations arising out of or in connection therewith and its consummation, including disputes about its validity, shall be governed by and construed in accordance with German law excluding conflict of laws rules and the UN Convention on Contracts for the International Sale of Goods (CISG).

20.11.2	Any non-contractual rights and obligations in connection with this Agreement shall also be governed by and construed in accordance with German law.

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The foregoing protocol with Schedule 1.1 was read in the presence of the Notary to the persons appearing, was ratified by the persons appearing and personally signed by the persons appearing and the Notary as follows:

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Schedule 1.1:
Definitions
“Accounting Guidelines” has the meaning set out in Clause 11.4.2.
“Accounts Date” means 31 December 2015.
“Affiliates” means affiliated companies (verbundene Unternehmen) in the meaning of § 15 et seq. German Stock Corporation Act (Aktiengesetz), provided that, unless otherwise expressly provided, for the purpose of this Agreement, the Group Companies and Thermax SPX JV shall neither be deemed to be Seller’s Affiliates nor Purchaser’s Affiliates.
“Agreement” means this Share Purchase Agreement.
“Annual Accounts” has the meaning set out in Clause 11.4.1.
“Annual Reporting” has the meaning set forth in Clause 16.8.2.
“Available Cash” has the meaning set out in Clause 16.8.1.
“Balcke-Dürr” has the meaning set out in Recital (A) of this Agreement.
“Balcke-Dürr Shares” has the meaning set out in Recital (B) of this Agreement.
“BD India” has the meaning set out in Recital (A) of this Agreement.
“BD India Shares” has the meaning set out in Recital (B) of this Agreement.
“BD Italy” has the meaning set out in Recital (A) of this Agreement.
“BD Italy Shares” has the meaning set out in Recital (B) of this Agreement.
“BD Polska” has the meaning set out in Recital (A) of this Agreement.
“BD Polska Escrow Agreement” has the meaning set forth in Clause 5.1.8.
“BD Wuxi” has the meaning set out in Recital (A) of this Agreement.
“BD Wuxi Shares” has the meaning set out in Recital (B) of this Agreement.
“Beneficiaries” has the meaning set out in Clause 16.3.
“Breach” has the meaning set out in Clause 12.1.2.
“Break-Up Fee” has the meaning set out in Clause 7.2.2.
“Business” has the meaning set out in Recital (C) of this Agreement.
“Business Day” means a day on which banks are generally open for business in Düsseldorf, Germany and Charlotte, North Carolina, USA.
“Cartel” has the meaning set forth in Clause 15.1.
“Cartel Damage Claim” has the meaning set forth in Clause 15.1.
“Cartel Indemnification Claim” has the meaning set forth in Clause 15.1.
“Cash” means, for each Group Company, the nominal (i.e. face value irrespective of any adjustments or recovery) amount of the following items of cash and cash equivalents:

(i)	cash on hand (Kassenbestand);

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(ii)
cash at national banks (Guthaben bei Staatsbanken) and cash at banks (Guthaben bei Kreditinstituten), excluding, however, any cash on restricted accounts (for the avoidance of doubt, including account BS27075/"Overtime Balance");

(iii)	securities treated as current assets (Wertpapiere des Umlaufvermögens)

(iv)
the Escrow Amount to the extent actually deposited and remaining on the escrow account under the BD Polska Escrow Agreement (only to be taken into account as Cash of BD Polska and accordingly for the calculation of the European Target Cash Amount and the Target Cash Amount).

“Cash and Working Capital Schedule” has the meaning set out in Clause 6.4.
“Cash Pool Arrangement” means the cash pooling arrangement for financing of the group of Sellers’ Parent, inter alia, the Group Companies.
“Cash Pool Balance” means a balance owed under the Cash Pool Arrangement by or to a Group Company, as the case may be, upon the termination of the Cash Pool Arrangement pursuant to Clause 6.6.
“China” has the meaning set out in Recital (A) of this Agreement
“China Settlement Loan Balance” has the meaning as set out in Clause 6.6.5.
“Chinese Settlement Loan” has the meaning as set out in Clause 6.6.3
“Chinese SPA” has the meaning set out in Clause 2.2.5.
“Closing” means the consummation of the transactions agreed in this Agreement, in particular the consummation of the transfer of the Shares.
“Closing Accounts” has the meaning set out in Clause 9.1.1
“Closing Account Date” has the meaning set out in Clause 9.1.1.
“Closing Actions” has the meaning set out in Clause 8.2.
“Closing Date” means the day on which Closing occurs.
“Contamination” means the known or unknown presence of any Hazardous Material in the Environment.
“Deposit Date” has the meaning set out in Clause 5.3.1(ii).
“Deposit Materials” has the meaning set out in Clause 5.3.1(ii).
“Disputed Item” has the meaning set out in Clause 9.3.2.
“Dispute Period” has the meaning set out in Clause 9.3.2.
“Dispute Report” has the meaning set out in Clause 9.3.2.
“Draft Closing Accounts” has the meaning set out in Clause 9.3.1.
“Drawing” has the meaning set out in Clause 5.1.3.
“Earn Out Amount” has the meaning set out in Clause 3.3.3.

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“Environment” means all or any of the following: air (including the air in buildings), water (including water bodies, groundwater, water under or within land or in drains or in sewers), soil, soil gas, land, biota, buildings and installations or other man-made structures.
“Environmental Law” means the legal provisions and governmental regulations concerning the protection of the Environment, applicable at the time of the Closing, in the form as applied by the respective competent authority, including legal provisions which have been enacted but have not yet entered into force as well as legal provisions to be enacted under European Directives which have not yet been implemented in the relevant jurisdiction.
“Environmental Permit” means any licence, approval, authorisation, permission, agreement or exemption granted under any legal provision or other governmental regulation for the protection of the environment applicable at the date of this Agreement in the form as applied by the respective competent authority.
“Escrow Amount” has the meaning set forth in Clause 5.1.8.
“Escrow Auditor” has the meaning set out in Clause 5.3.1(ii).
“Euro”, “euro”, “EUR” and “€” each means the lawful currency of such sovereigns which as members of the European Union belong to the monetary union pursuant to the “Treaty of Lisbon amending the Treaty on European Union and the Treaty establishing the European Community” dated 13 December 2007 (OJ 2007/C 306/01) at such point in time as relevant pursuant to this Agreement.
“European Target Cash Amount” has the meaning as set out in Clause 3.2.1(i).
“Expert Arbitrator” has the meaning set out in Clause 9.3.3.
“Financial Debt” means the amount of the following obligations of each Group Company, including accrued interest, if any,:

(i)	payables owed to financial institutions (Verbindlichkeiten gegenüber Kreditinstituten);

(ii)	loans granted by the Seller and/or any of the Seller’s Affiliates, including any Cash Pool Balances in favour of the Seller or any of the Seller’s Affiliates, including the Settlement Loans.

(iii)	payables of any kind owed to the Seller or its Affiliates, but excluding trade payables (Verbindlichkeiten aus Lieferungen und Leistungen);

(iv)
any other interest bearing financial debt, such as promissory notes (Verbindlichkeiten aus Schuldscheinen), commercial papers or loans from third parties other than banks, the Seller or its Affiliates;

(v)	finance and operating lease obligations;

(vi)	recourse or non-recourse factoring;

(vii)	liabilities on bills accepted and drawn;

(viii)	prepayment penalties arising upon prepayment of any of the foregoing;

(ix)	to the extent not included in other items of Cash or Financial Debt, the total of hedging losses minus hedging gains, even if the gains exceed the losses.
“Free Cash” has the meaning as set forth in Clause 16.8.3 provided that Free Cash for the purpose of BD Polska shall not encompass the Escrow Amount.

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“Full Release” has the meaning set out in Clause 5.1.7.
“Funding Commitment Amount” has the meaning set out in Clause 16.6.2.
“Group Company” or “Group Companies” have the meaning set out in Recital (A) of this Agreement.
“Guarantor” has the meaning set out in the parties section in the Parties’ section.
“Hazardous Material” means any wastes, pollutants, contaminants, chemicals, or substances or preparations, or any other natural or artificial substances (whether solid, liquid or gaseous) that are

(i)	defined or listed by any environmental authority or by an Environmental Law as hazardous, toxic, pollutant or contaminant, or

(ii)	regulated or governed by any Environmental Law, or

(iii)	capable of causing harm or damage to the Environment.
“Hengill Damage Claim” has the meaning set out in Clause 15.2.
“Hengill Indemnification Claim” has the meaning set out in Clause 15.2.
“Hengill Project” has the meaning set out in Clause 15.2.
“HGB” means the German Commercial Code (Handelsgesetzbuch).
“Indemnifiable Tax” has the meaning set out in Clause 14.2.1.
“Indemnification Claims” has the meaning set forth in Clause 15.2.
“Insurer” has the meaning set out in Clause 10.1.
“Intra-Group Payables and Receivables” has the meaning set out in Clause 6.5.1.
“Italian Settlement Loan” has the meaning as set out in Clause 6.6.3
“Italy Settlement Loan Balance” has the meaning as set out in Clause 6.6.5
“Leased Real Property” has the meaning set out in Clause 11.7.1.
“Loan Note” has the meaning as set forth in Clause 3.4.4.
“Long-Stop Date” has the meaning as set forth in Clause 7.1.6.
“Material Agreements” has the meaning set out in Clause 11.9.1.
“Material Intellectual Property Rights” has the meaning set out in Clause 11.8.1.
“Merger Control Closing Condition” has the meaning set out in Clause 4.1.
"Net Cash" means, for each Group Company, the amount of Cash of such Group company less the Financial Debt of such Group Company
“New Bonds” has the meaning set out in Clause 3.4.4.
“Notice” has the meaning set out in Clause 20.5.1.
“Notified Claims” has the meaning set out in Clause 12.7.1.
“Owned Real Property” has the meaning set out in Clause 11.6.1.
“Party” or “Parties” have the meaning set out in the parties section on page 1 of this Agreement.

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“Pre-Closing Balance Sheet” has the meaning set out in Clause 6.4.
“Pre-Closing Date Period” has the meaning set out in Clause 14.2.1(i).
“Pre-Closing Date Taxes” has the meaning set out in Clause 14.2.1(i).
“Project IP-Rights” has the meaning set out in Clause 5.3.1(i).
“Projects” has the meaning set out in Clause 5.1.1.
“Purchaser” has the meaning set out in the parties section on page 1 of this Agreement.
“Purchaser’s Indemnification Contribution” has the meaning set out in Clause 5.1.4.
“Release Events” has the meaning set out in Clause 5.3.1(iii).
“Seller”, “Seller 1”, “Seller 2”, “Seller 3” and “Sellers” have the meaning set out in the parties section on page 1 of this Agreement.
“Sellers’ Additional Warranty” has the meaning set forth in Clause 13.1.
“Sellers’ Group” shall mean the Sellers and any Affiliate of any Seller or any former Affiliate of any Seller (including, but not limited to SPX U.L.M. GmbH, a limited liability company incorporated under the laws of Germany, registered in the commercial register at the local court of Koblenz under HRB 7132 (“SPX U.L.M.”)).
“Sellers’ Knowledge” has the meaning set out in Clause 12.2.
“Sellers’ Loan” has the meaning set out in Clause 3.4.1.
“Sellers’ Parent” has the meaning set out in the Parties Section of this Agreement.
“Sellers’ Warranties” has the meaning set out in Clause 11.
“Sellers’ Representatives” has the meaning set out in Clause 19.
“Sellers’ Securities” has the meaning set out in Clause 5.1.1.
“Sellers’ Tax Warranties” has the meaning set out in Clause 14.1.
“Settlement Loans” has the meaning set out in Clause 6.6.3.
“Share Purchase Price” has the meaning set out in Clause 3.1.1.
“Shares” has the meaning set out in Recital (B) of this Agreement.
“Subsidiary” or “Subsidiaries” has the meaning set out in Clause in Recital (A) of this Agreement.
“Target Working Capital” shall be an amount of EUR 22,500,000 (in words: twenty two million five hundred thousand euros) being aggregated available to the Group Companies at Closing.
“Target Cash Amount” shall be an amount of EUR 20,000,000 (in words: twenty million euros) being aggregated available to the Group Companies at Closing.
“Tax” or “Taxes” means all taxes and tax-related ancillary obligations (steuerliche Nebenleistungen) within the meaning of § 3 German Tax Code (Abgabenordnung) and any equivalent or comparable tax and tax ancillary payments under the laws of any other jurisdiction and social security charges (Sozialversicherungsbeiträge), including any liability for Taxes pursuant to Sec. 73 German Tax Code, if and to the extent such liability (i) relates to Taxes which would have been assessed against Balcke-Dürr if no fiscal unity (Organschaft) between Balcke-Dürr and SPX U.L.M. had existed and (ii) does

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not exceed the amount of such Taxes of the relevant tax year which would have been assessed if no fiscal unity had been in place in that tax year. For the avoidance of doubt, a secondary liability for any other Taxes of any third parties shall not be deemed to be a “Tax” in the meaning of this Agreement.
“Tax Audits” has the meaning set out in Clause 14.5.3.
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax.
“Tax Benefit” has the meaning set out in Clause 14.2.3.
“Tax Measures” has the meaning set out in Clause 14.5.3.
“Tax Return” means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, Tax declarations (Steueranmeldungen), advance Tax declarations (Steuervoranmeldungen) and Tax returns (Steuererklärungen), including in all cases any schedule or attachment thereto.
“Technology Escrow Agent” has the meaning set out in Clause 5.3.1.
“Technology Escrow Agreement” has the meaning set out in Clause 5.3.1.
“Technology Escrow Report” has the meaning set out in Clause 5.3.1(ii).
“Thermax SPX JV” has the meaning set out in Recital (A) of this Agreement.
“Thermax SPX JV Shares” has the meaning set out in Recital (B) of this Agreement.
“Third Party Claim” has the meaning set out in Clause 12.7.4.
“Threatened Drawing” has the meaning set out in Clause 5.2.5.
“Transaction Insurance” has the meaning set out in Clause 10.1.
”VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC (as amended from time to time) and outside the European Union any taxation levied by reference to added value or sales.
“writing” or “Writing” includes communication made by mail, facsimile or email, except where a stricter form (e.g. notarisation) is required under applicable law or where otherwise provided in this Agreement.
“Working Capital” means the consolidated amount of the assets and liabilities of the Group Companies as set out in Schedule 6.4 (including in Annex 1 an illustrative example as of 1 October 2016);
“Wuxi AIC” has the meaning set out in Clause 16.1.1.
“Wuxi MOC” has the meaning set out in Clause 16.1.1.

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